UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Qurate Retail, Inc.

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12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300
April 24, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 annual meeting of stockholders of Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, Qurate Retail) to be held at 8:15 a.m., local time, on May 30, 2019, at the corporate offices of Qurate Retail, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.
At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.
Thank you for your cooperation and continued support and interest in Qurate Retail.
Very truly yours,
Michael A. George
President and Chief Executive Officer
The proxy materials relating to the annual meeting will first be made available on or about April 29, 2019.

QURATE RETAIL, INC.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 30, 2019
NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, Qurate Retail) to be held at 8:15 a.m., local time, on May 30, 2019, at the corporate offices of Qurate Retail, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300, to consider and vote on the following proposals:
1.
A proposal (which we refer to as the election of directors proposal) to elect John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong to continue serving as Class III members of our board until the 2022 annual meeting of stockholders or their earlier resignation or removal; and

2.
A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting.
Holders of record of our Series A common stock, par value $0.01 per share, and Series B common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 8, 2019, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting.
We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and “FOR” the auditors ratification proposal.
Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.
Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 30, 2019: our Notice of Annual Meeting of Stockholders, Proxy Statement, and 2018 Annual Report to Stockholders are available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.
By order of the board of directors,
Pamela L. Coe
Senior Vice President and Secretary
Englewood, Colorado
April 24, 2019
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

PROXY STATEMENT SUMMARY
2019 ANNUAL MEETING OF STOCKHOLDERS
WHEN 8:15 a.m., local time, on May 30, 2019 WHERE The Corporate Offices of Qurate Retail 12300 Liberty Boulevard Englewood, Colorado 80112 RECORD DATE 5:00 p.m., New York City time, on April 8, 2019
ITEMS OF BUSINESS
1.
Election of directors proposal—To elect John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong to continue serving as Class III members of our board until the 2022 annual meeting of stockholders or their earlier resignation or removal.

2.
Auditors ratification proposal—To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.

Such other business as may properly come before the annual meeting.

WHO MAY VOTE
Holders of shares of QRTEA and QRTEB

PROXY VOTING Stockholders of record on the record date are entitled to vote by proxy in the following ways:
By calling 1-800-690-6903 (toll free) in the United States or Canada	Online at www.proxyvote.com	By returning a properly completed, signed and dated proxy card
ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS
Proposal	Voting Recommendation	Page Reference (for more detail)
Election of directors proposal	✓ FOR EACH NOMINEE	8
Auditors ratification proposal	✓ FOR	14
 | QURATE RETAIL, INC. 2019 Proxy Statement

QURATE RETAIL, INC.
a Delaware corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2019 Annual Meeting of Stockholders to be held at 8:15 a.m., local time, at the corporate offices of Qurate Retail, 12300 Liberty Boulevard, Englewood, Colorado 80112, on May 30, 2019, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $0.01 per share (QRTEA), and Series B common stock, par value $0.01 per share (QRTEB). We refer to QRTEA and QRTEB together as our common stock.
THE ANNUAL MEETING
Electronic Delivery
Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.proxyvote.com. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Broadridge, at (888) 789-8461 (outside the United States (626) 427-6421). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
Time, Place and Date
The annual meeting of stockholders is to be held at 8:15 a.m., local time, on May 30, 2019, at the corporate offices of Qurate Retail, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5300.
Purpose
At the annual meeting, you will be asked to consider and vote on each of the following:
•
the election of directors proposal, to elect John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong to continue serving as Class III members of our board until the 2022 annual meeting of stockholders or their earlier resignation or removal; and

•
the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.
Quorum
In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective
QURATE RETAIL, INC. 2019 Proxy Statement | 1

or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See “—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes” below.
Who May Vote
Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 8, 2019 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.
Votes Required
Each director nominee who receives a plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, will be elected to the office.
Approval of the auditors ratification proposal requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.
Votes You Have
At the annual meeting, holders of shares of QRTEA will have one vote per share and holders of shares of QRTEB will have ten votes per share, in each case, that our records show are owned as of the record date.
Recommendation of Our Board of Directors	Our board of directors has unanimously approved each of the proposals and recommends that you vote “FOR” the election of each director nominee and “FOR” the auditors ratification proposal.
Shares Outstanding
As of the record date, an aggregate of approximately 400,256,000 shares of QRTEA and 29,386,000 shares of QRTEB were issued and outstanding and entitled to vote at the annual meeting.
Number of Holders
There were, as of the record date, 2,522 and 77 record holders of QRTEA and QRTEB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).
Voting Procedures for Record Holders
Holders of record of our common stock as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the proxy card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.
YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.
If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted “FOR” the election of each director nominee and “FOR” the auditors ratification proposal.
2 | QURATE RETAIL, INC. 2019 Proxy Statement

THE ANNUAL MEETING
If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal and will have the same effect as a vote “AGAINST” the auditors ratification proposal.
If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).
Voting Procedures for Shares Held in Street Name
General
If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, the election of directors proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.
Effect of Broker Non-Votes
Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.
Revoking a Proxy
If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on May 29, 2019 for shares held directly and 11:59 p.m., New York City time, on May 27, 2019 for shares held in the Liberty Media 401(k) Savings Plan.
Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.
If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Solicitation of Proxies
We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending paper proxy materials to you and getting your voting instructions.
If you have any further questions about voting or attending the annual meeting, please contact Qurate Retail Investor Relations at (866) 876-0461 or Broadridge at (888) 789-8461.
Other Matters to Be Voted on at the Annual Meeting
Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.
QURATE RETAIL, INC. 2019 Proxy Statement | 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our common stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.
The security ownership information is given as of February 28, 2019 and, in the case of percentage ownership information, is based upon (1) 402,269,579 QRTEA shares and (2) 29,244,243 QRTEB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for both series of our common stock.
Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series (%)	Voting Power (%)
John C. Malone c/o Qurate Retail, Inc. 12300 Liberty Boulevard Englewood, CO 80112	QRTEA	394,698(1)	*	39.9
	QRTEB	27,655,931(1)	94.6
Gregory B. Maffei c/o Qurate Retail, Inc. 12300 Liberty Boulevard Englewood, CO 80112	QRTEA	10,284,870(2)	2.5	4.3
	QRTEB	2,072,364(2)	6.7
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	QRTEA	54,022,174(3)	13.4	7.8
	QRTEB	—	—
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	QRTEA	37,021,873(4)	9.2	5.3
	QRTEB	—	—
Harris Associates Inc. 111 S. Wacker Drive, Suite 4600 Chicago, IL 60606	QRTEA	27,610,598(5)	6.9	4.0
	QRTEB	—	—
*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, a director of our board, is also set forth in “—Security Ownership of Management.”

(2)
Information with respect to shares of our common stock beneficially owned by Mr. Maffei, our Chairman of the Board, is also set forth in “—Security Ownership of Management.”

(3)
Based on Amendment No. 2 to Schedule 13G, filed February 14, 2019, by Dodge & Cox, which states that, with respect to QRTEA, Dodge & Cox has sole voting power over 51,677,072 shares and sole dispositive power over 54,022,174 shares.

(4)
Based on Amendment No. 2 to Schedule 13G, filed February 12, 2019, by The Vanguard Group (Vanguard), which states that, with respect to QRTEA, Vanguard has sole voting power over 294,811 shares, shared voting power over 104,365 shares, sole dispositive power over 36,639,808 shares and shared dispositive power over 382,065 shares.

(5)
Based on Amendment No. 4 to Schedule 13G, filed February 14, 2019, jointly by Harris Associates L.P. (Harris L.P.) and Harris Associates Inc. (Harris Inc.), which states that, with respect to QRTEA, each of Harris L.P. and Harris Inc. has sole voting power over 25,825,518 shares and sole dispositive power over 27,610,598 shares.

4 | QURATE RETAIL, INC. 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Management
The following table sets forth information with respect to the ownership by each of our directors and named executive officers (as defined herein) and by all of our directors and executive officers as a group of shares of each series of our common stock (QRTEA and QRTEB). The security ownership information with respect to our common stock is given as of February 28, 2019 and, in the case of percentage ownership information, is based upon (1) 402,269,579 QRTEA shares and (2) 29,244,243 QRTEB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for both series of common stock.
The table also includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2019 that will be settled in shares of our common stock within 60 days of such date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QRTEB, though convertible on a one-for-one basis into shares of QRTEA, are reported as beneficial ownership of QRTEB only, and not as beneficial ownership of QRTEA. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.
The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 28, 2019. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.
Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)	Percent of Series (%)	Voting Power (%)
Gregory B. Maffei Chairman of the Board and Director and Former President and Chief Executive Officer	QRTEA	10,285(1)(2)(3)	2.5	4.3
	QRTEB	2,072(2)(4)	6.7
Michael A. George President, Chief Executive Officer and Director; President and Chief Executive Officer, QVC, Inc.	QRTEA	1,743(4)	*	*
	QRTEB	—	—
John C. Malone Director and Former Chairman of the Board	QRTEA	395(1)(5)(6)	*	39.9
	QRTEB	27,656(5)(7)(8)	94.6
Richard N. Barton Director	QRTEA	25(2)(9)	*	*
	QRTEB	—	—
Fiona P. Dias Director	QRTEA	3(10)	*	*
	QRTEB	—	—
M. Ian G. Gilchrist Director	QRTEA	18(2)	*	*
	QRTEB	—	—
Evan D. Malone Director	QRTEA	51	*	*
	QRTEB	—	—
David E. Rapley Director	QRTEA	26(2)	*	*
	QRTEB	—	—
Larry E. Romrell Director	QRTEA	72(2)	*	*
	QRTEB	**	*
Mark C. Vadon Director	QRTEA	224(2)	*	*
	QRTEB	—	—
QURATE RETAIL, INC. 2019 Proxy Statement | 5

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)	Percent of Series (%)	Voting Power (%)
Andrea L. Wong Director	QRTEA	30	*	*
	QRTEB	—	—
Richard N. Baer Chief Legal Officer	QRTEA	321(2)(4)	*	*
	QRTEB	—	—
Mark D. Carleton Chief Financial Officer	QRTEA	222(2)(4)	*	*
	QRTEB	—	—
Albert E. Rosenthaler Chief Corporate Development Officer	QRTEA	515(1)(2)(4)	*	*
	QRTEB	—	—
All directors and executive officers as a group (14 persons)	QRTEA	13,931(1)(2)(3)(4)(5)(6)(9)(10)	3.4	43.1
	QRTEB	29,728(2)(4)(5)(7)(8)	96.2
*
Less than one percent

**
Less than 1,000 shares

(1)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

QRTEA

Gregory B. Maffei	8,083
John C. Malone	1,968
Albert E. Rosenthaler	15,909
Total	25,960

(2)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2019.

	QRTEA	QRTEB

Gregory B. Maffei	5,670,630	1,521,264
Richard N. Barton	24,288	—
M. Ian G. Gilchrist	18,027	—
David E. Rapley	16,475	—
Larry E. Romrell	32,949	—
Mark C. Vadon	216,186	—
Richard N. Baer	246,288	—
Mark D. Carleton	174,428	—
Albert E. Rosenthaler	281,836	—
Total	6,681,107	1,521,264

(3)
Includes 1,749,497 QRTEA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(4)
Includes performance-based restricted stock units that had been certified as earned by our compensation committee that will be settled in shares of our common stock within 60 days of February 28, 2019, as follows:

	QRTEA	QRTEB

Gregory B. Maffei	—	142,147
Michael A. George	130,880	—
Richard N. Baer	17,426	—
Mark D. Carleton	13,011	—
Albert E. Rosenthaler	13,011	—
Total	174,328	142,147

6 | QURATE RETAIL, INC. 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(5)
Includes 376,260 QRTEA shares and 852,358 QRTEB shares held by Mr. Malone’s wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(6)
Includes (i) 16,470 QRTEA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 376,260 QRTEA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a margin loan facility extended by Merrill Lynch.

(7)
Includes 458,946 QRTEB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(8)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone’s wife. In connection with the acquisition by AT&T of TCI, TCI assigned Qurate Retail’s predecessor its rights under this call agreement. We have since succeeded to these rights. As a result, we have the right, under certain circumstances, to acquire QRTEB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QRTEB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QRTEB after conversion to shares of QRTEA) and except for transfers made in compliance with our call rights.

(9)
Includes 66 QRTEA shares held by the Barton Descendants’ Trust 12/30/2004 over which Mr. Barton has investment power but not voting power.

(10)
Upon the completion of our acquisition of HSN, Inc., Qurate Retail assumed Ms. Dias’s outstanding deferred stock units with respect to HSN, Inc. common stock and converted such deferred stock units into 9,045 restricted stock units with respect to QRTEA shares. Ms. Dias’s restricted stock units will vest upon her termination of service from the board of directors.

Changes in Control
We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.
QURATE RETAIL, INC. 2019 Proxy Statement | 7

PROPOSALS OF OUR BOARD
The following proposals will be presented at the annual meeting by our board of directors.
PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
Board of Directors
Our board of directors currently consists of eleven directors, divided among three classes. Our Class III directors, whose term will expire at the 2019 annual meeting, are John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong. These directors are nominated for election to our board to continue serving as Class III directors, and we have been informed that Messrs. Malone, Gilchrist and Vadon and Ms. Wong are each willing to continue serving as a director of our company. The term of the Class III directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2022. Our Class I directors, whose term will expire at the annual meeting of stockholders in the year 2020, are Fiona P. Dias, Evan D. Malone, David E. Rapley and Larry E. Romrell. Our Class II directors, whose term will expire at the annual meeting of our stockholders in the year 2021, are Richard N. Barton, Michael A. George and Gregory B. Maffei.
If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.
The following lists the four nominees for election as directors at the annual meeting and the seven directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person’s professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”
Nominees for Election as Directors
John C. Malone
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Age: 78

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A director of our company.

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Professional Background: Mr. Malone has served as a director of our company, including its predecessors, since its inception in 1994, and served as our company’s Chairman of the Board from its inception in 1994 to March 2018 and Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T Corp. (AT&T), and as Chief Executive Officer of TCI from January 1994 to March 1997.

Other Public Company Directorships: Mr. Malone has served as (i) Chairman of the Board of Liberty Media Corporation (including its predecessor) since August 2011 and as a director since December 2010, (ii) the Chairman of the Board of Liberty Broadband Corporation (Liberty Broadband) since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP’s predecessor, from June 2005 to June 2013, Chairman of the Board of LGI’s predecessor, Liberty Media International, Inc. (LMI) from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery Inc., which was formerly known as Discovery Communications, Inc. (Discovery Communications), since September 2008 and a director of Discovery Communications’ predecessor, Discovery Holding Company, from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) Chairman of the Board of Liberty Expedia Holdings, Inc. (Liberty Expedia) since November 2016, (vi) a director of Liberty Latin America Ltd. since December 2017 and (vii) Chairman of the Board of GCI Liberty, Inc. (GCI Liberty) since March 2018. Previously, he served as (i) a director of Lions Gate Entertainment Corp. from March 2015 to September 2018, (ii) a director of Charter Communications, Inc. (Charter) from May 2013 to July 2018, (iii) a director of Expedia, Inc. from December 2012 to December 2017,

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PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
having previously served as a director from August 2005 to November 2012, (iv) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) from August 2014 to June 2015, (v) a director of Sirius XM Holdings Inc. (Sirius XM) from April 2009 to May 2013, (vi) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (vii) a director of Live Nation Entertainment, Inc. (Live Nation) from January 2010 to February 2011, (viii) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (ix) a director of IAC/InterActiveCorp from May 2006 to June 2010.
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Board Membership Qualifications: Mr. Malone, as President of TCI, co-founded our former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

M. Ian G. Gilchrist
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Age: 69

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A director of our company.

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Professional Background: Mr. Gilchrist has served as a director of our company since July 2009 and as a director and the President of Trine Acquisition Corp. since March 2019. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

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Other Public Company Directorships: Mr. Gilchrist has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and as a director of Trine Acquisition Corp. since March 2019.

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Board Membership Qualifications: Mr. Gilchrist’s field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

Mark C. Vadon
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Age: 49

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A director of our company.

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Professional Background: Mr. Vadon has served as a director of our company since October 2015. Mr. Vadon co-founded zulily, inc. (zulily) and previously served as Chairman of zulily’s board of directors from October 2009 until October 2015 when we completed the acquisition of zulily. In addition, Mr. Vadon served as Chairman of the Board of chewy.com, an internet retailer of pet food, from August 2014 to May 2017. Since 2013, Mr. Vadon also has served as a board member of the Vadon Foundation.

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Other Public Company Directorships: Mr. Vadon has served on the board of directors of The Home Depot, Inc. since August 2012. From May 1999 to February 2008, Mr. Vadon was Chief Executive Officer of Blue Nile, Inc., which he founded in 1999 and also served as its Chairman of the board of directors from May 1999 to December 2013.

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Board Membership Qualifications: Mr. Vadon brings extensive experience and in-depth knowledge of commerce, retail and technology businesses to our board based on his prior public company experience in senior policy-making positions at zulily and at Blue Nile, Inc. as its Chief Executive Officer. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

QURATE RETAIL, INC. 2019 Proxy Statement | 9

Andrea L. Wong
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Age: 52

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A director of our company.

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Professional Background: Ms. Wong has served as a director of our company since April 2010. Ms. Wong served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment from September 2011 to March 2017. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

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Other Public Company Directorships: Ms. Wong has served as a director of Liberty Media Corporation (including its predecessor) since September 2011, as a director of Hudson’s Bay Company since September 2014, as a director of Hudson Pacific Properties, Inc. since August 2017 and as a director of Social Capital Hedosophia Holdings Corp. since September 2017.

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Board Membership Qualifications: Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

Directors Whose Term Expires in 2020
Fiona P. Dias
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Age: 53

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A director of our company.

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Professional Background: Ms. Dias has served as a director of our company since December 2017. She has served as Principal Digital Partner at Ryan Retail Consulting, LLC, a global consulting firm, since January 2015. She also served as Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014 and as Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions, from February 2007 to June 2011. Prior thereto, she was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company.

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Other Public Company Directorships: Ms. Dias has served on the boards of directors of Advance Auto Parts, Inc., a specialty retailer, since September 2009 and Realogy Holdings Corp., a real estate brokerage company, since June 2013. She previously served on the board of directors of HSN, Inc. from July 2016 to December 2017 and as a director for Choice Hotels from November 2004 to April 2012.

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Board Membership Qualifications: In connection with the closing of the HSN, Inc. acquisition and pursuant to the terms of the merger agreement for the transaction, Ms. Dias was appointed to our board. Ms. Dias brings to our board significant experience in senior policy-making roles both as a member of other public company boards and as a senior marketing executive. She also brings extensive experience in digital commerce, marketing and managing consumer and retail brands.

Evan D. Malone
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Age: 48

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A director of our company.

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Professional Background: Dr. Malone has served as a director of our company since August 2008. Since June 2009, he has served as President of NextFab Studio, LLC, which provides manufacturing-related technical training, product development, and business acceleration services. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café,

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PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Since November 2016, he has served as director and president of the NextFab Foundation, an IRS 501(c)(3) private operating foundation, which provides manufacturing-related technology and education to communities affected by economic or humanitarian distress.
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Other Public Company Directorships: Dr. Malone has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and Sirius XM since May 2013.

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Board Membership Qualifications: Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

David E. Rapley
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Age: 77

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A director of our company.

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Professional Background: Mr. Rapley has served as a director of our company since July 2002, having previously served as a director during 1994. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

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Other Public Company Directorships: Mr. Rapley has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP’s predecessor, from June 2005 to June 2013 and as a director of LGI’s predecessor, LMI from May 2004 to June 2005.

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Board Membership Qualifications: Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley’s perspectives assist the board in adapting to these changes and developing strategies for our businesses.

Larry E. Romrell
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Age: 79

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A director of our company.

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Professional Background: Mr. Romrell has served as a director of our company since December 2011, having previously served as a director from March 1999 to September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

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Other Public Company Directorships: Mr. Romrell has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and as a director of Liberty TripAdvisor since August 2014. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP’s predecessor, from June 2005 to June 2013 and as a director of LMI, LGI’s predecessor, from May 2004 to June 2005.

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Board Membership Qualifications: Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

QURATE RETAIL, INC. 2019 Proxy Statement | 11

Directors Whose Term Expires in 2021
Richard N. Barton
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Age: 51

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A director of our company.

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Professional Background: Mr. Barton has served as a director of our company since December 2016. Mr. Barton is a co-founder and Executive Chairman of Zillow Group, Inc. (Zillow Group) and was Chief Executive Officer from December 2004 to September 2010. He also is a co-founder of Glassdoor.com and Trover. Mr. Barton has served as a venture partner at Benchmark Capital, a venture capital firm, since February 2005. Mr. Barton founded Expedia as a group within Microsoft Corporation (Microsoft) in 1994, which was spun out as Expedia, Inc. in 1999. Mr. Barton served as Expedia, Inc.’s Chief Executive Officer and President from 1999 to 2003.

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Other Public Company Directorships: Mr. Barton has served as Executive Chairman of Zillow Group since September 2010 and has been a member of its board of directors since its founding in December of 2004. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002 and has served as Non-Executive Chairman of Glassdoor.com since January 2008 and Trover since March 2010. Mr. Barton also served on the board of directors of Expedia, Inc. from 1999 to 2003. Mr. Barton served on the board of directors of Ticketmaster from December 2001 to August 2002.

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Board Membership Qualifications: Mr. Barton brings to our board a broad range of relevant leadership and technical skills resulting from his roles as a founder and former chief executive officer of companies in the mobile and Internet industries. Mr. Barton also provides experience in launching and promoting new technologies and marketing internet-based products to consumers.

Michael A. George
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Age: 57

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Chief Executive Officer, President and a director of our company.

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Professional Background: Mr. George has served as Chief Executive Officer and President of our company since March 2018 and as a director of our company since September 2011. He has served as the President of QVC, Inc. (QVC), a subsidiary of our company, since November 2005 and as its Chief Executive Officer since April 2006. Mr. George also serves on the board of directors of several non-profit organizations. Mr. George previously held various positions with Dell, Inc. (Dell) from March 2001 to November 2005, most notably as the chief marketing officer and general manager of Dell’s U.S. consumer business.

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Other Public Company Directorships: Mr. George has served as a director of Brinker International, Inc. since March 2013 and a director of Ralph Lauren Corporation since May 2018.

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Board Membership Qualifications: Mr. George brings to our board significant experience with commerce, retail and technology businesses based on his current executive position with QVC and his prior experience with Dell, as well as in his capacity as a senior partner at McKinsey & Company, Inc. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

Gregory B. Maffei
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Age: 58

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Chairman of the Board and a director of our company.

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Professional Background: Mr. Maffei has served as Chairman of the Board of our company since March 2018 and as a director of our company since November 2005. He has also served as our company’s President and Chief Executive Officer from February 2006 to March 2018 and CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor since July 2013, Liberty Broadband since June 2014 and GCI Liberty since March 2018. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft.

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PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL
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Other Public Company Directorships: Mr. Maffei has served as (i) a director of Liberty Media Corporation (including its predecessor) since May 2007, (ii) a director of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015, (iii) a director of Liberty Broadband since June 2014 and (iv) a director of GCI Liberty since March 2018. He has served as (i) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (ii) the Chairman of the Board of Live Nation since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iv) a director of Charter since May 2013 and (v) a director of Zillow Group since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. Mr. Maffei served as (i) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, (ii) a director of Barnes & Noble, Inc. from September 2011 to April 2014, (iii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iv) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (v) the Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019.

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Board Membership Qualifications: Mr. Maffei brings to our board significant financial and operational experience based on his current senior policy making positions at our company, Liberty Media Corporation, GCI Liberty, Liberty TripAdvisor, and Liberty Broadband and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

Vote and Recommendation
A plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, is required to elect each of Messrs. Malone, Gilchrist and Vadon and Ms. Wong as a Class III member of our board of directors.
Our board of directors unanimously recommends a vote “FOR” the election of each nominee to our board of directors.
QURATE RETAIL, INC. 2019 Proxy Statement | 13

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL
We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.
Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2019.
A representative of KPMG LLP is expected to be available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she so desires.
Audit Fees and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2018 and 2017 and fees billed for other services rendered by KPMG LLP:
	2018	2017

Audit fees	$8,571,000	7,334,000
Audit related fees(1)	—	1,456,000
Audit and audit related fees	8,571,000	8,790,000
Tax fees(2)	1,260,000	1,489,000
Total fees	$9,831,000	10,279,000

(1)
Audit related fees consist of professional consultations and audits in connection with acquisitions, carve-out audits in connection with divestitures, due diligence related to potential business combinations and audits of financial statements of certain employee benefit plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):
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audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•
audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain Securities and Exchange Commission (SEC) rules or listing standards; and

•
tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

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PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL
Notwithstanding the foregoing general pre-approval, if, in the reasonable judgment of Qurate Retail’s Chief Financial Officer or Senior Vice President and Controller, an individual project involving the provision of pre-approved services is likely to result in fees in excess of  $100,000, or if individual projects under $100,000 are likely to equal or exceed $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. Ian G. Gilchrist currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.
Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.
All services provided by our independent auditor during 2018 were approved in accordance with the terms of the policy in place.
Vote and Recommendation
The affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.
Our board of directors unanimously recommends a vote “FOR” the auditors ratification proposal.
QURATE RETAIL, INC. 2019 Proxy Statement | 15

MANAGEMENT AND GOVERNANCE MATTERS
Executive Officers
The following lists the executive officers of our company (other than Michael A. George, our President and Chief Executive Officer, and Gregory B. Maffei, our Chairman of the Board, each of whom also serve as directors of our company and who are listed under “Proposals of Our Board—Proposal 1—The Election of Directors Proposal”), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.
Name	Positions
Richard N. Baer Age: 62	Mr. Baer has served as Chief Legal Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband since January 2016, Liberty Expedia since March 2016 and of GCI Liberty since March 2018. He previously served as Senior Vice President and General Counsel of our company and Liberty Media Corporation from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 59	Mr. Rosenthaler has served as Chief Corporate Development Officer of our company, Liberty Media Corporation, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016 and of GCI Liberty since March 2018. He previously served as Chief Tax Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. He previously served as a Senior Vice President of our company from April 2002 to December 2015, Liberty Media Corporation (including its predecessor) from May 2007 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.
Mark D. Carleton Age: 58	Mr. Carleton has served as Chief Financial Officer of our company, Liberty Media Corporation and Liberty Broadband since October 2016. He has also served as Chief Financial Officer of GCI Liberty since March 2018 and served as Treasurer from March 2018 to May 2018. He previously served as Chief Development Officer of our company, Liberty Media Corporation, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, as a Senior Vice President of our company from November 2014 to December 2015, of Liberty Media Corporation from January 2013 to December 2015, of Liberty Broadband from October 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media Corporation from December 2003 to January 2013. Prior to that time, Mr. Carleton served as a partner at KPMG LLP.
Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption other than Evan D. Malone, who is the son of John C. Malone.
During the past ten years, none of our directors and executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.
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MANAGEMENT AND GOVERNANCE MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.
Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, directors and officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.qurateretail.com.
Director Independence
It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows Nasdaq’s corporate governance rules on the criteria for director independence.
Our board of directors has determined that each of Richard N. Barton, Fiona P. Dias, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong qualifies as an independent director of our company. Our board of directors also determined that M. LaVoy Robison, who retired from our board of directors in May 2018, qualified as an independent director of our company during his service on our board.
Board Composition
As described above under “Proposals of Our Board—Proposal 1—The Election of Directors Proposal,” our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members’ ages spanning four decades. For more information on our policies with respect to board candidates, see “—Committees of the Board of Directors—Nominating and Corporate Governance Committee” below.
Board Leadership Structure
Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). Gregory B. Maffei holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Michael A. George, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.
Board Role in Risk Oversight
The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical
QURATE RETAIL, INC. 2019 Proxy Statement | 17

risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.
Committees of the Board of Directors
Executive Committee
Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Michael A. George. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.
Compensation Committee
Our board of directors has established a compensation committee, whose chairman is Larry E. Romrell and whose other members are Mark C. Vadon and Andrea L. Wong. See “—Director Independence” above.
The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Financial Officer and Chief Corporate Development Officer, and oversees the compensation of the chief executive officers of our operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see “Executive Compensation—Compensation Discussion and Analysis.” A subcommittee, whose members are Larry E. Romrell and Andrea L. Wong, was formed in 2017 to review compensation matters for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).
Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.qurateretail.com.
Compensation Committee Report
The compensation committee has reviewed and discussed with our management the “Compensation Discussion and Analysis” included under “Executive Compensation” below. Based on such review and discussions, the compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.
Submitted by the Members of the Compensation Committee

Larry E. Romrell
Mark C. Vadon
Andrea L. Wong
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MANAGEMENT AND GOVERNANCE MATTERS
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee during 2018 is or has been an officer or employee of our company, or has engaged in any related party transaction during 2018 in which our company was a participant.
Nominating and Corporate Governance Committee
Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are Richard N. Barton and Mark C. Vadon. See “—Director Independence” above.
The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.
The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and contain the following information:
•
the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

•
the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•
a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

•
a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

•
any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•
a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•
a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

•
a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

•
a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

QURATE RETAIL, INC. 2019 Proxy Statement | 19

•
a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:
•
independence from management;

•
his or her unique background, including education, professional experience and relevant skill sets;

•
judgment, skill, integrity and reputation;

•
existing commitments to other businesses as a director, executive or owner;

•
personal conflicts of interest, if any; and

•
the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate’s nomination and election.
Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of the board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.
The members of our nominating and corporate governance committee have determined that Messrs. Malone, Gilchrist and Vadon and Ms. Wong, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.
Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.qurateretail.com.
Audit Committee
Our board of directors has established an audit committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley and Larry E. Romrell. See “—Director Independence” above.
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MANAGEMENT AND GOVERNANCE MATTERS
Our board of directors has determined that Mr. Gilchrist is our company’s “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:
•
appointing or replacing our independent auditors;

•
reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•
reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•
reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

•
reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•
confirming compliance with applicable SEC and stock exchange rules; and

•
preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.qurateretail.com.
Audit Committee Report
Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of Nasdaq. Each member of the audit committee also satisfies the SEC’s independence requirements for members of audit committees. Our board of directors has determined that Mr. Gilchrist is an “audit committee financial expert” under applicable SEC rules and regulations.
The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.
Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.
KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.
Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the 2018 Form 10-K), which was filed on February 28, 2019 with the SEC.
Submitted by the Members of the Audit Committee

M. Ian G. Gilchrist
David E. Rapley
Larry E. Romrell
Other
Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.
QURATE RETAIL, INC. 2019 Proxy Statement | 21

Board Meetings
During 2018, there were seven meetings of our full board of directors, no meetings of our executive committee, six meetings of our compensation committee, one meeting of our nominating and corporate governance committee and seven meetings of our audit committee.
Director Attendance at Annual Meetings
Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Ten of the twelve directors then serving attended our 2018 annual meeting of stockholders.
Stockholder Communication with Directors
Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.
Executive Sessions
In 2018, the independent directors of our company, then serving, met at two executive sessions without management participation.
Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Qurate Retail, Inc., c/o Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Richard N. Barton, Fiona P. Dias, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong.
22 | QURATE RETAIL, INC. 2019 Proxy Statement

EXECUTIVE COMPENSATION
This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):
•
Gregory B. Maffei, our Chairman of the Board;

•
Michael A. George, our Chief Executive Officer and President;

•
Mark D. Carleton, our Chief Financial Officer; and

•
Richard N. Baer and Albert E. Rosenthaler, our other two most highly compensated executive officers at the end of 2018.

Mr. Maffei served as Chief Executive Officer and President until March 9, 2018, on which date he became Chairman of the Board, and Mr. George was appointed Chief Executive Officer and President of our company as of the same date.
Compensation Discussion and Analysis
Compensation Overview
Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers include significant performance-based bonuses and significant equity incentive awards, including equity awards that vest many years after initial grant.
Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and periodically reviews survey information provided by Mercer (US) Inc. (Mercer) and others. Our compensation committee uses this range and survey data as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.
Our feedback from stockholders on this pay philosophy has been positive. At our 2017 annual stockholder meeting, stockholders representing 88.8% of the aggregate voting power of Qurate Retail present and entitled to vote on our say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2017 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. At our 2017 annual stockholder meeting, stockholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held.
Services Agreement
In September 2011, we entered into a services agreement with our former subsidiary (the services agreement), which agreement was assumed in January 2013 by its former subsidiary, then-known as Liberty Spinco, Inc. (currently known as Liberty Media). Pursuant to the services agreement, in 2018, we reimbursed Liberty Media for the portion of the base salary and certain other compensation Liberty Media paid to our employees that was allocable to us for time spent by each such employee related to our company. We do not reimburse Liberty Media for time spent by Mr. Maffei on Qurate Retail matters. Rather, we pay Mr. Maffei directly pursuant to his employment agreement with our company. All of Mr. George’s compensation was paid by QVC, and none of his time was allocated to Liberty Media because Mr. George did not provide any services to Liberty Media in 2018. The 2018 performance-based bonuses earned by the named executive officers of our company were paid directly by our company. During 2018, the estimate of the allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the “Summary Compensation Table” below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) include the portion
QURATE RETAIL, INC. 2019 Proxy Statement | 23

of the compensation allocable to our company and for which we reimbursed Liberty Media and do not include the portion of the compensation allocable to Liberty Media. During the year ended December 31, 2018, the weighted average percentage of each such named executive officer’s time that was allocated to our company was: Mr. Baer – 30%; Mr. Carleton – 25%; and Mr. Rosenthaler – 27%.
Setting Executive Compensation
In making its compensation decision for each named executive officer, our compensation committee considers the following:
•
each element of the named executive officer’s compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

•
the financial performance of our company compared to internal forecasts and budgets;

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the scope of the named executive officer’s responsibilities;

•
the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and periodic use of survey information provided by Mercer and others; and

•
the performance of the group reporting to the named executive officer.

In addition, when setting compensation, our compensation committee considers the recommendations obtained from Mr. Maffei as to all elements of the compensation packages of Messrs. George, Baer, Carleton and Rosenthaler. To make these recommendations, Mr. Maffei evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer’s performance against individual, department and corporate goals.
In December 2014, our compensation committee approved a five-year employment agreement with Mr. Maffei (as amended, the Maffei Employment Agreement), which establishes his compensation for the term of the agreement. See “—Executive Compensation Arrangements—Gregory B. Maffei” below. Prior to entering into the Maffei Employment Agreement, our compensation committee reviewed information from Mercer with respect to chief executive officer compensation packages at e-commerce and brick and mortar retailers, television shopping networks, and entertainment, media, communications and travel companies and discussed this comparative information and alternative equity award structures with Mercer.
In connection with the closing on March 9, 2018 of a series of transactions that effected (i) the acquisition and split-off of GCI Liberty and (ii) the redemption of Qurate Retail’s Liberty Ventures common stock in exchange for shares of GCI Liberty common stock (leaving QRTEA and QRTEB the only outstanding stock of Qurate Retail) (the Transactions), Mr. Maffei was appointed as the Chairman of the Board of our company. At the same time, Mr. George was appointed as Chief Executive Officer and President of our company. In connection with Mr. Maffei’s change in role, our company and Mr. Maffei executed an amendment to the Maffei Employment Agreement to reflect the change in role from Chief Executive Officer and President to Chairman of the Board and to reflect the changes in our equity securities after the Transactions. Pursuant to the amendment, Mr. Maffei agreed that the change in role would not constitute a good reason termination under the Maffei Employment Agreement.
In September 2015, our compensation committee approved a new five-year employment agreement with Mr. George (the George Employment Agreement) and granted equity awards in connection with the execution of the George Employment Agreement. See “—Executive Compensation Arrangements—Michael A. George—2015 Term Options” and “—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs” below. Prior to entering into the George Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. George’s compensation package. When considering Mr. Maffei’s recommendations concerning Mr. George’s compensation, our compensation committee reviewed compensation data from companies similar to QVC, which was compiled by Mercer, as a reference point for the proposed new compensation arrangement. Based on this review, our compensation committee determined to confirm and approve the proposed arrangement. In addition, in connection with granting the New CEO Term Options and New CEO Performance RSUs (each as defined below) to Mr. George, the compensation committee and Mr. Maffei reviewed a compensation study prepared by Mercer that
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EXECUTIVE COMPENSATION
reviewed the compensation paid to CEOs of comparable retailers and e-Commerce companies. See “—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—New Qurate Retail CEO Awards” below.
In May 2016, our compensation committee approved a new four-year compensation arrangement with Mr. Baer (the 2016 Baer Employment Agreement), which establishes his compensation for the term of the agreement. See “—Executive Compensation Arrangements—Richard N. Baer” below. Prior to entering into the 2016 Baer Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. Baer’s compensation package. When considering Mr. Maffei’s recommendations concerning Mr. Baer’s compensation, our compensation committee reviewed compensation data with respect to chief legal officer compensation packages at media, telecommunications, e-commerce, and entertainment and travel companies.
Elements of 2018 Executive Compensation
For 2018, the principal components of compensation for the named executive officers were:
•
base salary;

•
a performance-based bonus, payable in cash;

•
time-vested and performance-based stock option awards and restricted stock units (RSUs);

•
additional grants of options and performance-based RSUs in the case of Mr. George in connection with his appointment to Chief Executive Officer and President; and

•
perquisites and other limited personal benefits.

Base Salary
Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer’s overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Mr. Maffei’s base salary, the increases of which are governed by his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer’s base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer’s responsibilities, and adjustments to align the named executive officer’s salary level with those of our other named executive officers. After completion of the annual review in December 2017, the 2018 base salaries of Messrs. Baer, Carleton and Rosenthaler were increased by 2%, reflecting a cost-of-living adjustment. In 2018, Mr. Maffei received the 5% base salary increase prescribed by the Maffei Employment Agreement. Mr. George’s base salary has remained at the initial amount fixed in the George Employment Agreement.
2018 Performance-based Bonuses
Qurate Retail Awards—Overview. For 2018, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George, who participated in a separate performance-based bonus program, described under “—QVC Bonus Award” below). The 2018 bonus program was comprised of two components: a bonus amount payable based on each participant’s individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2018 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of QVC, HSN, Inc. (HSN), Cornerstone Brands, Inc. and zulily (collectively, the Operating Companies) for the year ended December 31, 2018 was required to exceed $750 million (the Bonus Threshold). If the Bonus Threshold was met, the notional bonus pool for our company would be funded with 0.58% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Cash Bonus Pool). If the Cash Bonus Pool was insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant’s maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative expense (excluding stock compensation).
Each participant was assigned a maximum bonus under the performance-based bonus program for each of Qurate Retail and Liberty Media. The maximum bonuses for the Qurate Retail program were as follows: Mr. Maffei – $5,560,943; Mr. Baer – $937,921; Mr. Carleton – $910,870; and Mr. Rosenthaler – $910,870 (each
QURATE RETAIL, INC. 2019 Proxy Statement | 25

participant’s Qurate Retail Maximum Performance Bonus). Liberty Media also established maximum performance-based bonuses for our participants as follows: Mr. Maffei – $8,341,414; Mr. Baer – $1,406,882; Mr. Carleton – $1,366,305; and Mr. Rosenthaler – $1,366,305.
To determine the Qurate Retail Maximum Performance Bonus for each of Messrs. Baer, Carleton and Rosenthaler, our compensation committee divided the aggregate base salary paid by Liberty Media to the named executive officers in half, recognizing that the other half would be subject to Liberty Media’s bonus program. Our compensation committee then set the Qurate Retail Maximum Performance Bonus at two times the quotient above for Mr. Baer, Mr. Carleton and Mr. Rosenthaler. Mr. Maffei’s Qurate Retail Maximum Performance Bonus was set at five times the base salary paid by our company, which is consistent with the terms of the Maffei Employment Agreement.
Assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the Qurate Maximum Individual Bonus) equal to 60% of the Qurate Retail Maximum Performance Bonus for that participant. The Qurate Retail Maximum Individual Bonus was subject to reduction based on a determination of the participant’s achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. Under Liberty Media’s corollary program, each participant was entitled to receive from Liberty Media a maximum individual bonus, equal to 60% of his Liberty Media maximum performance bonus, subject to reduction based on a determination of the participant’s achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Media. Our compensation committee believes this construct was appropriate in light of the services agreement and the fact that each participant splits his professional time and duties.
Also, assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the Qurate Retail Maximum Corporate Bonus) equal to 40% of his Qurate Retail Maximum Performance Bonus, subject to reduction based on a determination of the corporate performance of our company. Liberty Media has a corollary program pursuant to which each participant was entitled to receive from Liberty Media a bonus that is 40% of the Liberty Media maximum bonus, which was subject to reduction based on a determination of the corporate performance of Liberty Media.
In December 2018, our compensation committee and the Liberty Media compensation committee reviewed contemporaneously our respective named executive officers’ performance under each company’s program. Notwithstanding this joint effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.
Also, in December 2018, our compensation committee determined that the combined Adjusted OIBDA for the Operating Companies was approximately $2,198.9 million using the formula described above, exceeding the Bonus Threshold by approximately $1,448.9 million, thereby creating a notional Cash Bonus Pool of approximately $8.404 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus under the performance-based bonus program up to his maximum bonus amount. Our company’s Adjusted OIBDA was determined after the end of 2018 to be $2,174.1 million, which determination did not affect the amounts payable or amounts actually paid under the program. These calculations were done on a constant currency basis.
Individual Performance Bonus. Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant’s Qurate Retail Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to each named executive officer’s Qurate Retail Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2018, including:
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EXECUTIVE COMPENSATION
Individual	Performance Objectives
Gregory B. Maffei
•
Provide leadership to new Qurate Retail Group to drive strategies, improve brand and increase shareholder value

•
Pursue corporate development initiatives; consider strategic acquisitions

•
Assess capital allocation strategies and capital structure

•
Complete GCI transaction and oversee post-closing integration of GCI

•
Assist with hiring of senior officers at QVC

•
Pursue additional capital funding strategies, particularly permanent capital alternatives

•
Support development and goals of management team; conduct succession planning at all levels

Richard N. Baer
•
Oversee legal advice and representation of our company in connection with GCI transaction, including closing the transaction

•
Oversee integration of GCI’s legal department and compliance functions

•
Assist subsidiaries with compliance programs and compliance issues

•
Provide legal support in connection with mergers, acquisitions, investments and other transactional matters

•
Evaluate cybersecurity approach at portfolio companies

•
Provide legal support to, and assess and appropriately manage significant legal matters of subsidiaries, controlled companies, and spin-off companies

•
Implement company-wide talent identification and development strategy; facilitate continued professional development and engagement of legal department staff

Mark D. Carleton
•
Actively manage Qurate Retail’s interest in QVC, including assisting with corporate development opportunities and assisting with integration of Qurate Retail subsidiaries

•
Support the accounting department to maintain timely and accurate internal and external financial reports

•
Participate in rationalization efforts pertaining to equity affiliate investments

Albert E. Rosenthaler
•
Complete acquisition of GCI and split-off of former Liberty Ventures tracking stock group

•
Obtain IRS issue resolution agreement in connection with Liberty Ventures tracking group split-off

•
Evaluate potential merger and acquisition opportunities

•
Continue oversight of tax department

•
Increase resources in corporate development department

Following a review of the participants’ performance and a review of the time allocated to matters for our company, our compensation committee determined to pay each participant the following portion of his Qurate Retail Maximum Individual Bonus:
Name	Qurate Retail Maximum Individual Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$934,238	62.5%	$583,899
Richard N. Baer	$337,652	87.5%	$295,445
Mark D. Carleton	$273,261	75.0%	$204,946
Albert E. Rosenthaler	$295,122	81.25%	$239,786
QURATE RETAIL, INC. 2019 Proxy Statement | 27

Corporate Performance Bonus. Our compensation committee then made a determination as to the reductions that would apply to each participant’s Qurate Retail Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2018 Adjusted OIBDA, revenue and free cash flow (as defined below) for the Operating Companies, all of which forecasts were prepared in December 2018 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2018, which were within one percent of our forecasts except that actual free cash flow was 11% below the forecast. Although forecasted free cash flow deviated from the actual result, neither that deviation nor the Adjusted OIBDA deviation would have materially affected the amounts paid under the corporate performance bonus portion of the program.
In determining whether any reductions would be made to the Qurate Retail Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to free cash flow in comparison to budget.
	(dollar amounts in millions)
	2018 Forecast	2018 Actual	Actual/ Forecast
Revenue(1)	$13,994.9	$13,993.8	0%
Adjusted OIBDA(1)	$2,198.9	$2,174.1	(1.1)%
Free Cash Flow(1)(2)	$1,094.8	$973.0	(11.1)%
(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for QVC and Operating Companies. All calculations were done on a constant currency basis.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items on a constant currency basis.

Based on a review of these forecasts and our compensation committee’s consideration of our company’s performance against plan for these measures, our compensation committee determined that the growth metrics were achieved to the extent described below:
Growth Factor	Qurate Retail
Revenue	7.5% of a possible 25%
Adjusted OIBDA	0% of a possible 50%
Free Cash Flow	0% of a possible 25%
Our compensation committee then translated the achievement of these growth metrics into a percentage payable to each participant of his Qurate Retail Maximum Corporate Bonus, as follows:
Name	Qurate Retail Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$1,436,826	7.5%	$107,762
Richard N. Baer	$242,338	7.5%	$18,175
Mark D. Carleton	$235,349	7.5%	$17,651
Albert E. Rosenthaler	$235,349	7.5%	$17,651
Aggregate Results. The following table presents information concerning the aggregate 2018 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. George), after giving effect to the determinations described above.
Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Gregory B. Maffei	$583,899	$107,762	$691,661
Richard N. Baer	$295,445	$18,175	$313,620
Mark D. Carleton	$204,946	$17,651	$222,597
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Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Albert E. Rosenthaler	$239,786	$17,651	$257,438
Our compensation committee then noted that, when combined with the total 2018 performance-based bonus amounts paid by Liberty Media to the overlapping named executive officers, each of our named executive officers received the following payments:
Name	Combined Performance Bonus
Gregory B. Maffei	$7,064,502
Richard N. Baer	$1,472,891
Mark D. Carleton	$1,293,780
Albert E. Rosenthaler	$1,362,095
For more information regarding these bonus awards, please see the “Grants of Plan-Based Awards” table below.
QVC Bonus Award. Mr. George’s 2018 performance-based bonus was structured to align with the 2018 performance-based bonus program established at QVC for QVC senior global officers. Pursuant to the program, Mr. George would be paid a cash bonus based upon 2018 Adjusted OIBDA performance on a constant currency basis. His target bonus amount would be 100% of his base salary as required by the terms of his employment agreement and his maximum bonus amount would be 240% of his base salary.
For any bonus to be paid, 2018 Adjusted OIBDA would need to equal or exceed $2,129.6 million. If 2018 Adjusted OIBDA equaled or exceeded $2,129.6 million, then Mr. George would be eligible to receive a maximum bonus of 240% of his base salary, subject to reduction in the discretion of our compensation committee based on 2018 Adjusted OIBDA performance and individual performance, among other things. 2018 Adjusted OIBDA was $2,175.3 million, which exceeded the threshold for receiving a bonus payment. Our compensation committee then reviewed Mr. George’s individual performance and the 2018 Adjusted OIBDA performance and awarded Mr. George a bonus of  $412,500.
Equity Incentive Compensation
The Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended (the 2016 incentive plan) provides, and prior to their expiration, the Liberty Interactive Corporation 2012 Incentive Plan and the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) (each as amended) provided, for the grant of a variety of incentive awards, including stock options, restricted shares, RSUs, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (RSUs, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.
As in prior years, our named executive officers received equity grants in 2018 with respect to QRTEB and LVNTB shares in Mr. Maffei’s case and QRTEA and LVNTA shares in the case of Messrs. Baer, Carleton and Rosenthaler prior to the completion of the Transactions, which are described above. Upon completion of the Transactions, all option awards and RSU awards held by the named executive officers with respect to LVNTA and LVNTB shares were adjusted pursuant to the anti-dilution provisions of the incentive plan under which the awards were granted, such that each option award and RSU award was exchanged for an option award and an RSU award, respectively, with respect to an equivalent number of shares of the corresponding series of GCI Liberty common stock.
Maffei Performance-based Equity Awards. In December 2014, we entered into the Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See “—Executive Compensation Arrangements—Gregory B. Maffei” for additional information about the annual awards to be provided under the Maffei Employment Agreement.
The Maffei Employment Agreement provides that Mr. Maffei was entitled to receive from our company and Liberty Media in 2018 a combined target value equity award of  $19 million and contemplates that the equity awards would be structured to qualify as performance-based compensation under Section 162(m) of the Code. The Maffei Employment Agreement contemplated that the $19 million equity award would be divided between our company
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and Liberty Media according to relative market capitalization. Mr. Maffei is also eligible to receive above-target equity awards from our company and Liberty Media equaling in the aggregate $9.5 million (split by relative market capitalization) that would be granted at the end of the performance period in each compensation committee’s sole discretion. The Maffei Employment Agreement also sets forth provisions for determining and establishing any performance criteria for equity awards.
In 2018, our compensation committee, with the consent of Mr. Maffei, decided to grant a combination of time-vested stock options and performance-based RSUs that the parties agreed were in satisfaction of our obligations under the Maffei Employment Agreement. Our compensation committee believes that time-vested stock options are consistent with its philosophy of aligning the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In addition, our compensation committee believed that Mr. Maffei’s RSU grants should be subject to performance metrics that incentivize and reward Mr. Maffei for successful completion of our company’s strategic initiatives. Our compensation committee determined to grant 25% of the total award value of  $19 million in QRTEB awards and 13% of the total award value of  $19 million in LVNTB awards in accordance with the relative market capitalization of our two tracking stocks groups and Liberty Media’s three tracking stock groups. The parties did not amend the Maffei Employment Agreement and made no decision as to whether to formalize the above process for future grants.
As a result, our compensation committee granted to Mr. Maffei 175,281 QRTEB time-vested options, 143,044 LVNTB time-vested options and 123,606 QRTEB performance-based RSUs (the 2018 Maffei RSUs). The stock options had a grant date of March 5, 2018 and had a term of seven years. The QRTEB stock options had a base price of  $27.77, and the LVNTB stock options had a base price of  $54.01. Pursuant to our policy of determining fair market value in the absence of sufficient trading volume on the day in question, these base prices were set at 1.0075 times the closing price of the corresponding Series A tracking stock group stock. In addition, the stock options vested in full on December 31, 2018, and were subject to other applicable terms and conditions for option grants as set forth in the Maffei Employment Agreement. Our compensation committee also granted to Mr. Maffei the 2018 Maffei RSUs on March 5, 2018. The 2018 Maffei RSUs would vest only upon attainment of the performance objectives described below.
Our compensation committee adopted an annual, performance-based program for payment of the 2018 Maffei RSUs. None of the 2018 Maffei RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of the Operating Companies for the year ended December 31, 2018 was required to exceed $750 million (the Maffei RSU Threshold). If the Maffei RSU Threshold was met, the notional pool for payment of the 2018 Maffei RSUs would be funded with 0.50% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Maffei RSU pool). A maximum payout equal to 1.5 times the target number of 2018 Maffei RSUs or $6.935 million of grant value was established.
For purposes of the Maffei RSU pool, Adjusted OIBDA was defined in the same manner as the cash performance bonus program. See “—2018 Performance-based Bonuses—Liberty Awards—Overview” above. Assuming the Maffei RSU Threshold of  $750 million was met and the Maffei RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on performance criteria. After review of our company’s 2018 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Maffei RSU awards could be paid to Mr. Maffei.
Our compensation committee then determined to review Mr. Maffei’s performance to determine what portion of the maximum award would be paid. Our compensation committee considered Mr. Maffei’s 2018 performance, including his efforts in assisting management of our company. After considering Mr. Maffei’s performance in these areas, our compensation committee determined to vest 100% of the previously issued 2018 Maffei RSUs.
In addition, for the same reasons, and after consultation with the Liberty Media compensation committee, our compensation committee awarded Mr. Maffei above-target awards for his performance in 2018. As a result of the discussions with the Liberty Media compensation committee, the Liberty Media compensation committee, the GCI Liberty compensation committee and our compensation committee awarded Mr. Maffei above-target awards with a grant value aggregating $2.7 million. The compensation committees split the grant value by each granting an additional 15% of the target number of restricted stock units and stock options granted to Mr. Maffei in March 2018. In the case of GCI Liberty, such grant related to awards of LVNTB on an as-converted basis as a result of the Transactions. Accordingly, our compensation committee granted 26,292 QRTEB stock options and 18,541 QRTEB RSUs. For more information regarding the target equity and above-target equity awards, see the “Grants of Plan-Based Awards” table below and “—Executive Compensation—Compensation Discussion and Analysis—
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Elements of 2018 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards” in Liberty Media’s Definitive Proxy Statement on Schedule 14A filed April 24, 2019.
Multiyear Stock Options. Consistent with its previous practices, our compensation committee has made larger stock option grants (equaling approximately four to five years’ value of the named executive officer’s annual grants) that vest between four and five years after grant, rather than making annual grants over the same period. These multiyear grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Our compensation committee made such an award to Mr. Maffei in connection with the execution of the Maffei Employment Agreement. See “—Executive Compensation Arrangements—Gregory B. Maffei” below. Also, in March 2015, our compensation committee granted to each of Messrs. Carleton and Rosenthaler multiyear stock options that equaled the value of the named executive officer’s annual grants that were expected to be granted to them for the period from January 1, 2016 through December 31, 2020. See “Summary Compensation Table” below. Also, Mr. Baer received a multi-year stock option award in June 2016 in connection with entering into the 2016 Baer Employment Agreement. See “—Executive Compensation Arrangements—Richard N. Baer—2016 Baer Employment Agreement—2016 Term Options” below. Mr. Baer’s grant equaled the value of his annual grants that were expected to be granted to him for the period from January 1, 2017 through December 31, 2020. In September 2015, Mr. George received a multiyear stock option grant that equaled the value of his annual grants that were expected to be granted to him for the period from January 1, 2016 through December 31, 2020.
Annual Performance Awards
Chief RSU Awards. Consistent with our practice since December 2014 of granting a combination of multiyear stock options and annual performance awards to senior officers, our compensation committee granted annual performance RSUs to Messrs. Baer, Carleton and Rosenthaler in March 2018. Our compensation committee granted to each of Messrs. Baer, Carleton and Rosenthaler 17,426, 13,011, and 13,011 QRTEA performance-based RSUs and 4,171, 3,114 and 3,114 LVNTA performance-based RSUs, respectively, on March 5, 2018 (the 2018 Chief RSUs). The 2018 Chief RSUs would vest only upon attainment of the performance objectives described below.
Our compensation committee adopted an annual, performance-based program for payment of the 2018 Chief RSUs. None of the 2018 Chief RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of the Operating Companies for the year ended December 31, 2018 was required to exceed $750 million (the Chief Threshold). If the Chief Threshold was met, the notional pool for payment of the 2018 Chief RSUs would be funded with 0.36% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Chief RSU pool). If the Chief RSU pool was not funded so that the maximum awards could be paid to all participants, each participant’s maximum award would be reduced pro rata. The maximum payout set for each of Messrs. Baer, Carleton and Rosenthaler was $1.875 million, $1.4 million and $1.4 million, respectively.
For purposes of the Chief RSU pool, Adjusted OIBDA was defined in the same manner as the performance cash bonus program. See “—2018 Performance-based Bonuses—Liberty Awards—Overview” above. Assuming the Chief Threshold of  $750 million was met and the Chief RSU pool was fully funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on performance criteria. After review of our company’s 2018 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Chief RSU awards could be paid to Messrs. Baer, Carleton and Rosenthaler. Our compensation committee then determined to review each named executive officer’s performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Messrs. Baer, Carleton and Rosenthaler’s performance and also considered the recommendations from Mr. Maffei. Mr. Maffei recommended that our committee vest 100% of the 2018 Chief RSUs previously granted to each of Messrs. Baer, Carleton and Rosenthaler based on his assessment of their individual performance against the goals established in connection with the performance cash bonus program and his general observation of their leadership and executive performance. Accordingly, our compensation committee determined to reduce the payouts down to the target award levels and then approved vesting of all of the 2018 Chief RSUs previously granted to Messrs. Baer, Carleton and Rosenthaler.
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QVC CEO RSUs. Pursuant to the George Employment Agreement, Mr. George is eligible for an annual $4.125 million target grant of performance-based RSUs with respect to QRTEA stock. Accordingly, our compensation committee granted to Mr. George 150,164 QRTEA performance-based RSUs (the 2018 George RSUs) on March 5, 2018. The 2018 George RSUs would vest only upon attainment of the performance objectives described below.
Our compensation committee adopted an annual, performance-based program for payment of the 2018 George RSUs, which was structured to qualify as performance-based compensation under Section 162(m) of the Code. None of the 2018 George RSUs would vest unless a minimum corporate performance was achieved: the 2018 Adjusted OIBDA was required to exceed $750 million (the George Threshold). If the George Threshold was met, the notional pool for payment of the 2018 George RSUs would be funded with 0.55% of the amount by which such 2018 Adjusted OIBDA exceeded $750 million (the George RSU pool). A maximum payout equal to 1.5 times the target number of 2018 George RSUs or $6,187,500 of grant value was established.
For purposes of the George RSU pool, 2018 Adjusted OIBDA was defined in the same manner as the cash performance bonus program for Mr. George. See “—2018 Performance-based Bonuses—QVC Bonus Award” above. Assuming the George Threshold of  $750 million was met and the George RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable under the program based 60% on subjective performance criteria and 40% on objective performance criteria.
After review of our company’s 2018 Adjusted OIBDA results, our compensation committee determined and certified that the maximum George RSU awards could be paid to Mr. George. Our compensation committee then determined to review Mr. George’s performance on the objective criteria discussed below to determine what portion of the maximum award would be paid. In addition, our compensation committee adopted the recommendation of Mr. Maffei as to the payout of the subjective portion of the 2018 George RSUs. Mr. Maffei recommending 100% payout of the 60% of the 2018 George RSUs.
In addition, our compensation committee established objective criteria for determining the payout of 40% of any award. For any payout to be made, 2018 Adjusted OIBDA would need to exceed $2,128 million. Assuming that the threshold was achieved, Mr. George would be eligible for higher payouts based on 2018 Adjusted OIBDA performance. Based on these subjective and objective metrics, our compensation committee reduced down to the target award level represented by the 2018 George RSUs and then determined to vest 87.2% of the 2018 George RSUs.
New Qurate Retail CEO Awards. On August 13, 2018, the compensation committee approved a one-time grant of stock options (the New CEO Term Options) and performance-based restricted stock units (the New CEO Performance RSUs) to Mr. George in recognition of his appointment as Chief Executive Officer and President of our company. The New CEO Term Options consist of 577,358 options to purchase shares of QRTEA with an exercise price of  $22.18 per share, which was the closing price on August 15, 2018, the grant date for the New CEO Term Options. One-half of the options will vest on December 15, 2019, with the remaining options vesting on December 15, 2020. The New CEO Term Options have a term of seven years. The New CEO Performance RSUs consist of 182,983 performance-based RSUs with respect to QRTEA. The grant date for the New CEO Performance RSUs was August 15, 2018. The New CEO Performance RSUs will vest on December 21, 2020 in the discretion of the compensation committee based on its determination with respect to the performance of our company and Mr. George.
Perquisites and Other Personal Benefits.
The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees) consist of:
•
limited personal use of Liberty Media’s corporate aircraft (pursuant to aircraft time sharing agreements between our company and Liberty Media);

•
in the case of Mr. Carleton, reimbursement for use of private housing while on New York City business trips;

•
occasional, personal use of Liberty Media’s apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver; and

•
in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC’s headquarters.

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Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than with respect to Mr. George, as described below, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.
Aircraft Usage. On occasion, and with the approval of our Chairman, executives may have family members and other guests accompany them on Liberty Media’s corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman, our Chairman and his guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.
Pursuant to a February 5, 2013 letter agreement between Liberty Media and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of  (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of  (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the Maffei Employment Agreement, if Mr. Maffei’s employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the corporate aircraft under the terms of the February 5, 2013 letter agreement for 12 months after termination of his employment under the Maffei Employment Agreement. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.
For disclosure purposes, we determine incremental cost using a method that takes into account:
•
landing and parking expenses;

•
crew travel expenses;

•
supplies and catering;

•
aircraft fuel and oil expenses per hour of flight;

•
any customs, foreign permit and similar fees; and

•
passenger ground transportation.

Because the company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.
Pursuant to our aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using Liberty Media’s corporate aircraft that are allocable to our company. Pursuant to aircraft time sharing agreements between Liberty Media and Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.
For purposes of determining an executive’s taxable income, personal use of Liberty Media’s aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer’s compensation that is subject to that limitation exceeds $1 million. See “—Deductibility of Executive Compensation” below.
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Gross-Up. In 2018, Mr. George received a tax gross-up from QVC relating to certain out of state income taxes to which he was subject in connection with the performance of his duties outside of QVC’s headquarters.
Changes for 2019
Maffei Employment Agreement Grant Process. In March 2019, our compensation committee determined, with the consent of Mr. Maffei, to set performance criteria for Mr. Maffei’s 2019 annual performance awards in a manner similar to those set in 2018, which the parties agreed was in satisfaction of the obligations under the Maffei Employment Agreement. Our compensation committee determined to implement the same general process as used since 2016.
Equity from Spin-off and Split-off Companies. In the past, except for the 2014 stock option grants from Liberty Broadband and Liberty TripAdvisor to Mr. Maffei, our company has not allocated any portion of the costs of the named executive officers’ (other than Mr. George) equity awards to Liberty Broadband, Liberty TripAdvisor, GCI Liberty, or Liberty Expedia. After the closing of the Transactions, our compensation committee reviewed this practice and determined that it would be appropriate to request each of these entities (other than Liberty Expedia due to its pending merger with a wholly owned subsidiary of Expedia Group, Inc.) to grant a portion of the equity awards granted to our named executive officers other than Mr. George, who receives equity awards from our company only. Our compensation committee determined to allocate to each of Liberty Media, Liberty Broadband, Liberty TripAdvisor and GCI Liberty, a proportionate share of the aggregate equity grant value given to each named executive officer other than Mr. George based 50% on relative market capitalization and 50% on relative time spent by our company’s employees working for such issuer.
Deductibility of Executive Compensation
In developing the 2018 compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. Following the enactment of the Tax Cuts and Jobs Act of 2017 (Tax Act), beginning with the 2018 calendar year, the executives potentially affected by the limitations of Section 162(m) of the Code has been expanded and there is no longer any exception for qualified performance-based compensation. Although some performance-based awards will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such contracts are not materially modified. However, portions of the compensation we pay to the named executive officers may not be deductible due to the application of Section 162(m) of the Code. Our compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management.
Policy on Restatements
In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if  (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive
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from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.
Stock Ownership Guidelines
Our board of directors adopted stock ownership guidelines that require each named executive officer to own shares of our company’s stock equal to (i) at least three times the base salary paid by our company to Mr. Maffei, with respect to Mr. Maffei’s requirement, (ii) at least three times 50% of the base salary paid by our company to Messrs. Baer, Carleton and Rosenthaler, in the case of Messrs. Baer, Carleton and Rosenthaler, and (iii) at least three times the base salary paid to Mr. George by Qurate Retail, in the case of Mr. George. The named executive officers other than Mr. George have a similar stock ownership requirement at Liberty Media with respect to the base salary paid by Liberty Media, in the case of Mr. Maffei, or allocated to Liberty Media per our company’s stock ownership guidelines, in the case of Messrs. Baer, Carleton and Rosenthaler. The named executive officers will have until March 2021 to comply with these guidelines.
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Summary Compensation Table
Name and Principal Position (as of 12/31/18)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)	Total ($)
Gregory B. Maffei Chairman of the Board	2018	1,112,188	—	3,406,581	3,917,379	691,661	—	164,431(9)(10)	9,292,240
	2017	1,059,227	—	2,292,619	41,792,609	2,500,933	—	164,368(9)(10)	47,809,756
	2016	1,045,739	—	1,969,633	8,064,242	2,006,909	—	186,194(9)(10)	13,272,717
Michael A. George President and Chief Executive Officer	2018	1,250,000	—	8,197,083	4,096,072	412,500	—	37,406(11)(12)	13,993,061
	2017	1,250,000	—	4,262,063	—	2,000,000	—	171,432(11)	7,683,495
	2016	1,254,788	—	4,075,940	—	—	—	97,707(11)(12)(13)	5,428,435
Richard N. Baer Chief Legal Officer	2018	281,376	—	703,868	—	313,620	—	10,507	1,309,371
	2017	432,179	—	706,695	1,462,847	619,045	—	16,226	3,236,992
	2016	327,307	—	—	4,415,468	372,379	—	11,057	5,126,211
Mark D. Carleton Chief Financial Officer	2018	227,718	—	525,525	—	222,597	5,262	11,226(10)	992,328
	2017	223,253	—	527,625	779,982	361,418	7,285	11,076(10)	1,910,639
	2016	127,147	—	1,630,734	—	145,058	4,434	5,655(10)	1,913,028
Albert E. Rosenthaler Chief Corporate Development Officer	2018	245,935	—	525,525	—	257,438	—	14,059(10)(12)	1,042,957
	2017	339,344	—	527,625	1,313,221	491,351	—	12,058	2,683,599
	2016	336,031	—	1,630,734	—	380,024	—	16,689(12)	2,363,478
(1)
The amounts set forth in the table reflect compensation paid to our named executive officers by Liberty Media but allocable to our company under the services agreement (except with respect to Mr. Maffei’s 2018, 2017 and 2016 base salary, which we paid directly pursuant to the Maffei Employment Agreement, and Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year, neither of which is covered by the services agreement). See “—Compensation Discussion and Analysis—Services Agreement.”

(2)
Reflects the grant date fair value of restricted stock and RSUs granted to our named executive officers during 2018, 2017 and 2016. The table reflects the grant date fair value of the 2016 performance-based RSUs granted to Messrs. Maffei, Carleton, George and Rosenthaler, the performance-based RSUs granted to each of Messrs. Maffei, George, Baer, Carleton and Rosenthaler during 2017 and the 2018 Maffei RSUs, the 2018 George RSUs, Mr. George’s New CEO Performance RSUs and the 2018 Chief RSUs as described in “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation.” A maximum payout equal to 1.5 times the target number of 2018 Maffei RSUs, or $6.935 million of grant value was established. The maximum payout set for Mr. Baer was $1.875 million of grant value, and the maximum payout set for each of Messrs. Carleton and Rosenthaler was $1.4 million of grant value of the 2018 Chief RSUs. A maximum payout equal to 1.5 times the target number of 2018 George RSUs or $6.188 million of grant value was also established. The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 12 to our consolidated financial statements for the year ended December 31, 2018 (which are included in the 2018 Form 10-K).

(3)
The option awards set forth in this column with respect to the year ended December 31, 2017 include options received by our named executive officers (other than Mr. George) in connection with our 2017 option modification program (the Option Modification Program). Included in the Option Awards column is the grant date fair value of supplemental stock options awarded to the named executive officers during 2017 for incremental tax liability to be incurred by them in connection with the Option Modification Program. See footnote 2, “—Options Exercised and Stock Vested” below for additional information regarding the Option Modification Program.

(4)
The grant date fair value of Mr. Maffei’s 2018, 2017 and 2016 stock option awards, Mr. Baer’s 2016 Term Options and Mr. George’s New CEO Term Options (or, in the case of awards granted pursuant to the Option Modification Program, the incremental fair value) has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 12 to our consolidated financial statements for the year ended December 31, 2018 (which are included in the 2018 Form 10-K).

(5)
Reflects the above-market earnings credited to Mr. Carleton’s deferred compensation accounts. See “—Executive Compensation Arrangements— 2006 Deferred Compensation Plan” and “—Nonqualified Deferred Compensation Plans” below.

(6)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and Liberty Media contributed a matching contribution based on the participants’ own contributions up to the maximum matching contribution set forth in the plan. Our company reimburses Liberty Media under the services agreement for our allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

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Generally, participants acquire a vested right in our matching contributions as follows:
Years of Service	Vesting Percentage
Less than 1	0%
1–2	33%
2–3	66%
3 or more	100%
Included in this column, with respect to each named executive officer (except with respect to Mr. George, to whom matching contributions of  $12,375, $12,150 and $16,411 were made by QVC under its 401(k) savings plan in 2018, 2017 and 2016, respectively), are the following matching contributions made by Liberty Media to the Liberty Media 401(k) Savings Plan and allocated to our company under the services agreement in each of 2018, 2017 and 2016 respectively:
	Amounts ($)
Name	2018	2017	2016
Gregory B. Maffei	3,850	8,100	8,480
Richard N. Baer	8,250	12,690	9,275
Mark D. Carleton	6,875	6,750	3,710
Albert E. Rosenthaler	7,425	10,195	9,805
With respect to these matching contributions, all of our named executive officers are fully vested.
(7)
Included in this column are the following life insurance premiums paid by Liberty Media (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)
Name	2018	2017	2016
Gregory B. Maffei	686	1,471	1,629
Michael A. George	2,322	2,322	2,709
Richard N. Baer	2,257	3,536	1,782
Mark D. Carleton	1,226	1,226	713
Albert E. Rosenthaler	1,324	1,863	1,884
(8)
Liberty Media makes available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(9)
Includes the following:

	Amounts ($)
	2018	2017	2016
Compensation related to personal use of corporate aircraft(a)	157,406	152,900	174,853
(a)
Calculated based on aggregate incremental cost of such usage to our company.

(10)
Liberty Media owns an apartment in New York City which is primarily used for business purposes. Messrs. Maffei, Carleton and Rosenthaler occasionally used this apartment for personal reasons. From time to time, we reimburse Mr. Carleton for his use of private housing while on New York City business trips, and we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(11)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Mr. George was subject as a result of the performance of his duties outside of QVC’s headquarters:

Amounts ($)
2018	2017	2016
12,709	156,960	64,333
(12)
Includes $10,000 in each of 2018 and 2016 in charitable contributions made on behalf of Mr. George and $5,000 in each of 2018 and 2016 in charitable contributions made on behalf of Mr. Rosenthaler pursuant to our political action committee matching contribution program.

(13)
Includes a reimbursement for legal services in 2016.

QURATE RETAIL, INC. 2019 Proxy Statement | 37

Executive Compensation Arrangements
Gregory B. Maffei
December 2014 Employment Arrangement
On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of  $960,750, increasing annually by 5% of the prior year’s base salary, and an annual target cash bonus equal to 250% of the applicable year’s base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. Maffei was granted options with respect to shares of QRTEB and LVNTB, also as described in more detail below. Mr. Maffei’s compensation arrangement was memorialized in the Maffei Employment Agreement executed on December 29, 2014, which, unlike his previous employment arrangement, is directly with our company (while Mr. Maffei has a substantially similar employment agreement with Liberty Media). However, we are still obligated to reimburse Liberty Media for our allocable portion of certain perquisite payments made to Mr. Maffei under his employment agreement with Liberty Media.
The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the Maffei Employment Agreement), he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by our company without cause or if Mr. Maffei terminates his employment for good reason (as defined in the Maffei Employment Agreement), he is entitled to his accrued base salary, his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of QRTEB and LVNTB, at the discretion of our company and with the remainder of such amount paid in cash (the Pro Rated Amount), a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of QRTEB and LVNTB at the discretion of our company and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason, he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei’s death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The Maffei Employment Agreement also contains other customary terms and conditions.
Term Options
Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 646,352 options to purchase shares of QRTEB at an exercise price of  $29.87 per share (the QRTEB Term Options), and a one-time grant of 1,406,463 options to purchase shares of LVNTB at an exercise price of  $37.63 (the LVNTB Term Options and together with the QRTEB Term Options, the Term Options). Mr. Maffei’s LVNTB Term Options were adjusted in connection with the Liberty Expedia split-off transaction (the Expedia Holdings Split-Off) that was completed in November 2016 and the CommerceHub spin-off transaction that was completed in July 2016 (the CommerceHub Spin-Off). In connection with the completion of the Transactions, all option awards held by Mr. Maffei with respect to our former Liberty Ventures common stock, including the LVNTB Term Options, were adjusted pursuant to the anti-dilution provisions of the incentive plan under which the option awards were granted, such that each option award with respect to our former Liberty Ventures common stock was exchanged for an option to purchase an equivalent number of shares of the corresponding class of GCI Liberty common stock.
One-half of the QRTEB Term Options vested on the fourth anniversary of the grant date with the remaining QRTEB Term Options vesting on the fifth anniversary of the grant date, subject to Mr. Maffei being employed on such date. The QRTEB Term Options have a term of seven years.
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Upon a change in control (as defined in the Maffei Employment Agreement) prior to Mr. Maffei’s termination or in the event of Mr. Maffei’s termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, then each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the Maffei Employment Agreement) cease to beneficially own securities of our company representing at least 20% of our company’s voting power, (ii) within 90 to 210 days of clause (i) Mr. Maffei’s employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own securities of our company representing at least 20% of our company’s voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei’s termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei’s termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.
Annual Awards
Pursuant to the Maffei Employment Agreement, Mr. Maffei receives annual grants of options to purchase shares of QRTEB and LVNTB with a term of seven years (the Annual Options) and RSUs with respect to QRTEB and LVNTB (the Annual RSUs and together with the Annual Options, the Annual Awards), and Mr. Maffei may elect the portions of his Annual Award that he desires to be issued in the form of Annual RSUs and Annual Options. For a description of Mr. Maffei’s target Annual Awards, see “—Compensation Discussion and Analysis—Elements of 2018 Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards.” Pursuant to the Maffei Employment Agreement, Mr. Maffei receives upfront grants of the Annual Awards and awards from Liberty Media in the following combined target amounts: $16 million for 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts for 2015 to 2018 were allocated between Liberty Media and our company based on relative market capitalization, and, for 2019, will be based among Liberty Media, GCI Liberty, Liberty Broadband, Liberty TripAdvisor and our company based 50% on relative market capitalization and 50% on time allocation. In our compensation committee’s sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Qurate Retail up to a maximum of 50% of the Qurate Retail target award grant amount for such year as an above-target award. Subject to certain exceptions, the grants of Annual Awards made by our company before March 9, 2018 were further allocated under the Maffei Employment Agreement between Annual Awards with respect to QRTEB and Annual Awards with respect to LVNTB based on the relative market capitalization of all series of our QVC Group common stock on the one hand, and all series of our Liberty Ventures common stock, on the other hand. For a discussion of the allocation between QRTEB and LVNTB for 2018, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards” above. Pursuant to the amendment to the Maffei Employment Agreement, dated effective as of March 9, 2018, all equity awards to be granted pursuant to the Maffei Employment Agreement after March 9, 2018 will be QRTEB awards.
Upon Mr. Maffei’s termination for any reason, his unvested Annual Awards (including any “dividend equivalents” related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, in the case of performance-based Annual RSUs, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual RSUs relating to such grant year, such Annual RSUs will remain outstanding until such determination date and would vest to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei’s termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.
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Aircraft Usage
Pursuant to a February 5, 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of  (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of  (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media’s corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company. Pursuant to Liberty Media’s aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.
In connection with Mr. Maffei’s appointment as the Chairman of the Board of our company, our company and Mr. Maffei executed an amendment to the Maffei Employment Agreement. See “—Compensation Discussion and Analysis—Setting Executive Compensation.”
Michael A. George
September 2015 Employment Arrangement
On September 27, 2015, the compensation committee approved a new compensation arrangement with Michael A. George, then President and Chief Executive Officer of QVC. The arrangement provides for a five year employment term beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of  $1.25 million and an annual target cash bonus equal to 100% of Mr. George’s annual base salary. The arrangement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. George was granted the 2015 Term Options with respect to shares of QRTEA, also as described in more detail below. Mr. George’s compensation arrangement was memorialized in the George Employment Agreement executed on December 16, 2015.
The arrangement also provides that, in the event Mr. George is terminated for cause (as defined in the George Employment Agreement) or he terminates his employment without good reason (as defined in the George Employment Agreement), he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested performance-based equity incentive awards and unvested 2015 Term Options. Upon a termination for cause, his vested options remain exercisable for 90 days. In addition, if Mr. George terminates his employment without good reason, he will be entitled to any awarded but unpaid annual bonus. If, however, Mr. George is terminated by QVC without cause or if he terminates his employment for good reason, the arrangement provides (i) for him to receive one year of base salary, a $1.5 million lump sum payment, and any awarded but unpaid annual bonus, (ii) for his unvested 2015 Term Options to vest pro rata on a tranche-by-tranche basis based on the portion of the term that has elapsed through the termination date plus 12 months and for all vested and accelerated options to remain exercisable until the earlier of  (x) their original expiration date or (y) two years from the termination (except if Mr. George dies during such two-year period, the later of  (a) the end of such two-year period and (b) the end of the one-year period that began on his date of death) and (iii) for any performance-based equity awards that are issued and outstanding but unvested as of the date of termination to remain outstanding until the end of the applicable performance period, for the compensation committee to then determine whether the performance criteria for such performance period were met, and to the extent such criteria were met, for payment of a pro rata portion of such performance-based equity incentive awards based on the number of days he was employed during the applicable performance period. If Mr. George’s
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employment is terminated by QVC without cause or if he terminates his employment for good reason within six months after a change in control of QVC then he will receive the same payments as if his termination had occurred absent the change in control, except that Mr. George will also be entitled to full vesting of  (i) any unvested 2015 Term Options as of his termination date, which will remain exercisable through the original expiration date, and (ii) any unvested performance-based equity incentive awards that are issued and outstanding as of his termination date. Lastly, in the case of Mr. George’s death or disability, the arrangement provides for (i) a payment of one year of base salary and any awarded but unpaid annual bonus, (ii) full vesting of unvested 2015 Term Options, with such options remaining exercisable through the original expiration date and (iii) full vesting of any then issued and outstanding but unvested performance-based equity incentive awards.
As a condition to Mr. George’s receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods for his equity grants, Mr. George must execute a severance agreement and release in favor of QVC in accordance with the procedures set forth in the George Employment Agreement. Mr. George’s receipt of severance benefits is also conditioned on his compliance with the post-termination non-compete restrictions in his employment agreement.
2015 Term Options
Also, on September 27, 2015, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant of 1,680,065 stock options to Mr. George to purchase shares of QRTEA with an exercise price of  $26.00 per share (the 2015 Term Options), which was the closing price of QRTEA on September 28, 2015, the grant date for these options. The 2015 Term Options expire on December 31, 2022. One-half of the options will vest on December 31, 2019, with the remaining options vesting on December 31, 2020, in each case, subject to Mr. George being employed by QVC on the applicable vesting date.
Annual Performance-Based Awards
Since 2016, Mr. George has received an annual $4.125 million grant of performance-based RSUs with respect to QRTEA. The compensation committee will establish performance metrics with respect to each grant of performance-based RSUs that will determine, in the compensation committee’s sole discretion, the extent to which such grant will vest. For a description of Mr. George’s 2018 performance-based RSU award, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs.”
New Qurate Retail CEO Awards
On August 13, 2018, the compensation committee approved a one-time grant of New CEO Term Options and New CEO Performance RSUs to Mr. George in recognition of his appointment as Chief Executive Officer and President of our company. The New CEO Term Options consist of 577,358 options to purchase shares of QRTEA with an exercise price of  $22.18 per share, which was the closing price on August 15, 2018, the grant date for the New CEO Term Options. One-half of the options will vest on December 15, 2019, with the remaining options vesting on December 15, 2020. The New CEO Term Options have a term of seven years. The New CEO Performance RSUs consist of 182,983 performance-based RSUs with respect to QRTEA. The grant date for the New CEO Performance RSUs was August 15, 2018. The New CEO Performance RSUs will vest on December 21, 2020 in the discretion of the compensation committee based on the compensation committee’s determination with respect to the performance of our company and Mr. George.
Upon a change in control (as described under “—Potential Payments Upon Termination or Change-in-Control—Change-in-Control”) or in the event of Mr. George’s termination for death or disability, the New CEO Term Options and New CEO Performance RSUs will vest in full (except as otherwise described below in “—Potential Payments Upon Termination or Change-in-Control”). If Mr. George is terminated without cause (as defined in the George Employment Agreement) or if he terminates his employment for good reason (as defined in the George Employment Agreement), then (i) the new CEO Performance RSUs will be forfeited and (ii) the New CEO Term Options will vest pro rata on a tranche-by-tranche basis based on the number of days elapsed in the vesting period for such tranche since the grant date. If Mr. George’s employment is terminated for cause or if he voluntarily terminates his employment without good reason, any unvested New CEO Term Options and New CEO Performance RSUs will be forfeited.
QURATE RETAIL, INC. 2019 Proxy Statement | 41

Richard N. Baer
2016 Baer Employment Agreement
On May 24, 2016, the compensation committee of each of our company and Liberty Media approved a new compensation arrangement with Mr. Baer, which was memorialized in the 2016 Baer Employment Agreement, dated effective as of August 18, 2016. The 2016 Baer Employment Agreement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Liberty Media, GCI Liberty, Liberty Broadband, Liberty Expedia and Liberty TripAdvisor. The 2016 Baer Employment Agreement memorialized Mr. Baer’s 2016 annual base salary of  $901,500 and provides for its adjustment from time to time. Mr. Baer’s annual target cash bonus of 100% of base salary remains unchanged from prior years. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Liberty Media during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement with Liberty Media, the compensation committee of our company granted options to Mr. Baer with respect to QRTEA and LVNTA (together, the 2016 Term Options), each as described in more detail below.
The 2016 Baer Employment Agreement governs any termination of Mr. Baer’s employment that occurs on or after January 1, 2017 during the term of such agreement. The 2016 Baer Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2016 Baer Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination, any unpaid expenses and other amounts required to be paid by law. In addition, all unexercised 2016 Term Options, whether vested or unvested, will be forfeited.
If, however, Mr. Baer terminates his employment for good reason (as defined in the 2016 Baer Employment Agreement) or if his employment is terminated without cause (as defined in the 2016 Baer Employment Agreement), then he is entitled to receive his (i) accrued but unpaid base salary, (ii) any unpaid expenses and other amounts required to be paid by law, (iii) a lump sum payment of any declared but unpaid bonus from the prior year and (iv) if such termination occurs (x) between January 1, 2017 and March 31, 2018, a lump sum cash payment of $5.3 million, (y) between April 1, 2018 and March 31, 2019, a lump sum cash payment of  $3.5 million or (z) between April 1, 2019 and the close of business on December 31, 2020, a lump sum cash payment of $1.9 million. In addition, if his employment is terminated by us without cause or by Mr. Baer for good reason (a protected termination), (a) between January 1, 2017 and December 31, 2019, he will vest in 75% of the original number of 2016 Term Options (less any options that have previously vested) or (b) during 2020, the unvested portion of his 2016 Term Options will vest in full, in each case on the date of his termination, and such options will remain exercisable for the period specified in the applicable award agreement. The award agreements for Mr. Baer’s annual grants of Performance RSUs (as defined below) will provide that if a protected termination occurs during the employment period, any Performance RSUs that are outstanding and unvested on the termination date will remain outstanding until the date that our compensation committee determines whether the performance criteria applicable to such Performance RSUs were met and will vest to the extent determined by the committee on the date of such determination.
If Mr. Baer terminates his employment without good reason (as defined in the 2016 Baer Employment Agreement), he is entitled to receive any accrued but unpaid base salary, any declared but unpaid bonus from the prior year and any unpaid expenses and other amounts required to be paid by law. In addition, Mr. Baer will forfeit any 2016 Term Options and Performance RSUs that are unvested on the date of such termination. Any vested 2016 Term Options will remain exercisable for 90 days after Mr. Baer’s termination without good reason, or, if such termination occurs after December 31, 2020, for the remainder of the term of such options.
In the case of Mr. Baer’s death or disability (as defined in the 2016 Baer Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses and other amounts required to be paid by law, any declared but unpaid bonus from the prior year and a lump sum cash payment of  $1.9 million. In addition, the 2016 Term Options will vest in full and remain exercisable for a one year period following his death or, if such termination occurs after December 31, 2020, for the remainder of the term of such options. Any outstanding but unvested Performance RSUs will vest immediately in the event of Mr. Baer’s death or disability to the extent not already vested as of the date of his termination due to death or disability.
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As a condition to Mr. Baer’s receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2016 Baer Employment Agreement.
Although we are not a party to the 2016 Baer Employment Agreement, we are obligated to reimburse Liberty Media for our allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.
2016 Term Options. On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of  (i) 386,434 options to purchase shares of QRTEA with an exercise price of  $27.05 per share and (ii) 103,832 options to purchase shares of LVNTA with an exercise price of  $37.69 per share. The exercise prices are equal to the closing price of QRTEA and LVNTA on June 1, 2016, the grant date for these options. Mr. Baer’s options to purchase LVNTA shares have been adjusted in connection with the CommerceHub Spin-Off and the Expedia Holdings Split-Off. In connection with the completion of the Transactions, all option awards held by Mr. Baer with respect to our former Liberty Ventures common stock, including options to purchase LVNTA shares, were adjusted pursuant to the anti-dilution provisions of the incentive plan under which the option awards were granted, such that each option award with respect to our former Liberty Ventures common stock was exchanged for an option to purchase an equivalent number of shares of the corresponding class of GCI Liberty common stock.
One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. The 2016 Term Options expire on December 31, 2023.
Annual Performance-Based Awards. Pursuant to the 2016 Baer Employment Agreement, beginning in 2017, Mr. Baer became eligible to receive annual grants of performance-based RSUs with respect to QRTEA and LVNTA (the Performance RSUs). The combined annual target value of the Performance RSUs and the performance-based RSUs issued by Liberty Media has been $1.875 million. The compensation committee establishes performance metrics with respect to each grant of Performance RSUs that determine, in the compensation committee’s sole discretion, the extent to which such grant will vest.
Equity Incentive Plans
The 2016 incentive plan is administered by the compensation committee of our board of directors with regard to all awards granted under the 2016 incentive plan (other than awards granted to the nonemployee directors), and the compensation committee has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is administered by the full board of directors with regard to all awards granted under the 2016 incentive plan to nonemployee directors, and the full board of directors has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for service to our company and to encourage those persons’ investment in our company. Non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the 2016 incentive plan (collectively, incentive plan awards).
As of December 31, 2018, (i) the maximum number of shares of our common stock with respect to which incentive plan awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the 2016 incentive plan (which gives effect to certain anti-dilution adjustments resulting from the CommerceHub Spin-Off in July 2016 and the Expedia Holdings Split-Off in November 2016), and (ii) with limited exceptions, no person may be granted in any calendar year incentive plan awards covering more than 8,699,000 shares of our common stock under the 2016 incentive plan (subject to anti-dilution and other adjustment provisions of the 2016 incentive plan) nor may any person receive under the 2016 incentive plan payment for cash incentive plan awards during any calendar year in excess of  $10 million, and no nonemployee director may be granted during any calendar year incentive plan awards having a value (as determined on the grant date of such award) in excess of  $3 million. Shares of our common stock issuable pursuant to incentive plan awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2016 incentive plan has a five year term.
QURATE RETAIL, INC. 2019 Proxy Statement | 43

2006 Deferred Compensation Plan
Effective for the year beginning January 1, 2007 and until September 2011, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended, the 2006 deferred compensation plan). In September 2011 Liberty Media’s predecessor assumed this plan and all obligations outstanding thereunder. In January 2013, Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Liberty Media’s predecessor, each eligible officer of our company could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate Liberty Media’s general cost of 10-year debt. For 2016, 2017 and 2018, the rate was 6.25%, 6.5% and 6.25%, respectively.
Since September 2011, our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company. Mr. Carleton took advantage of a one-time deferral opportunity in 2011 with respect to a portion of his 2011 performance-bonus that was allocable to and paid by our company, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.
QVC 1997 Nonqualified Defined Pension Restoration Plan, As Amended and Restated
The QVC 1997 Nonqualified Defined Pension Restoration Plan, as amended and restated (the Pension Restoration Plan), in which Mr. George is a participant, is unfunded and is maintained primarily for the purpose of providing a select group of QVC-U.S.’s management with a nonqualified defined contribution benefit. Effective as of January 1, 2012, the Pension Restoration Plan has been frozen so that no additional amounts may be credited to the Pension Restoration Plan, and no additional employees may be eligible to participate. Participants’ existing account balances will continue to be credited with earnings at the rate of, (1) for certain amounts credited to a participant’s account for the period prior to January 1, 2006, 12% per annum for amounts credited for the period from the date on which such amount was credited through October 31, 2011 or, (2) for all other amounts, the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. Distribution of participants’ vested percentages will be made in a single lump sum payment on the first day of the month following such participant’s separation from service, with the exception of specified employees who are subject to Section 409A of the Code, and thus receive the payment on the first day of the sixth month of such employee’s separation. The Pension Restoration Plan can be amended or terminated at any time.
Pay Ratio Information
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. George, our chief executive officer on December 31, 2018 pursuant to the SEC’s pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
Because we had excluded 7,238 HSN employees from our employee population when we identified our median employee last year, as permitted by the SEC’s pay ratio disclosure rules, we have identified a new median employee for purposes of our 2019 disclosure. To identify our median employee, we first determined our employee population as of December 31, 2018, which consisted of employees located in the U.S., China, France, Germany, Italy, Japan, Poland and the United Kingdom, representing all full-time, part-time, seasonal and temporary employees employed by our company and our consolidated subsidiaries, QVC, HSN, Cornerstone Brands, Inc. and zulily, llc, on that date. As is typical for a retail company, a significant portion of our employee population works in call centers, warehouses and distribution centers operated by our subsidiaries. Using information from our payroll records and Form W-2s (or its equivalent for non-U.S. employees), we then measured each employee’s gross
44 | QURATE RETAIL, INC. 2019 Proxy Statement

wages for calendar year 2018, consisting of base salary, commissions, actual bonus payments, long-term incentive cash payments, if any, realized equity award value and taxable fringe benefits. We did not annualize the compensation of employees who were new hires or took a leave of absence in 2018. Also, we did not annualize the compensation of our temporary or seasonal employees. In addition, we did not make any cost-of-living adjustments to the gross wages information.
Once we identified our median employee, we then determined the median employee’s total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above. The ratio of our chief executive officer’s total annual compensation to that of the median employee was as follows:
Chief Executive Officer Total Annual Compensation(1)	$13,993,061
Median Employee Total Annual Compensation	$28,779
Ratio of Chief Executive Officer to Median Employee Total Annual Compensation	486:1
(1)
Includes a one-time grant of stock options and performance-based restricted stock units that each represent three years of grant value and were granted in connection with our chief executive officer’s appointment to this position on March 9, 2018. Excluding this one-time cost, the ratio of our chief executive officer’s total compensation to the annual total compensation of the median employee for fiscal year 2018 would have been 203:1.

QURATE RETAIL, INC. 2019 Proxy Statement | 45

Grants of Plan-Based Awards
The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2018 to the named executive officers. Upon completion of the Transactions, the LVNTA and LVNTB awards reflected in the table below are no longer outstanding as they were adjusted pursuant to the anti-dilution provisions of the incentive plan under which the awards were granted, such that each option award and RSU award was exchanged for an option award and an RSU award, respectively, with respect to an equivalent number of shares of the corresponding series of GCI Liberty common stock.
Name	Grant Date	Committee Action Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(4)
Gregory B. Maffei
	3/14/2018	(5)	—	—	5,838,990	—	—	—	—	—	—	—
QRTEB	03/05/2018		—	—	—	—	—	—	—	175,281(6)	27.77	1,549,344
QRTEB	03/05/2018	(7)	—	—	—	—	123,606	—	—	—	—	3,406,581
LVNTB	03/05/2018		—	—	—	—	—	—	—	143,044(6)	54.01	2,368,035
Michael A. George
	2/23/2018	(5)	—	—	3,000,000	—	—	—	—	—	—	—
QRTEA	03/05/2018	(7)	—	—	—	—	150,164	—	—	—	—	4,138,520
QRTEA	08/15/2018	8/13/2018	—	—	—	—	—	—	—	577,358(8)	22.18	4,096,072
QRTEA	08/15/2018	8/13/2018(7)	—	—	—	—	182,983	—	—	—	—	4,058,563
Richard N. Baer
	3/14/2018	(5)	—	—	956,679	—	—	—	—	—	—	—
QRTEA	03/05/2018	(7)	—	—	—	—	17,426	—	—	—	—	480,261
LVNTA	03/05/2018	(7)	—	—	—	—	4,171	—	—	—	—	223,607
Mark D. Carleton
	3/14/2018	(5)	—	—	929,087	—	—	—	—	—	—	—
QRTEA	03/05/2018	(7)	—	—	—	—	13,011	—	—	—	—	358,583
LVNTA	03/05/2018	(7)	—	—	—	—	3,114	—	—	—	—	166,942
Albert E. Rosenthaler
	3/14/2018	(5)	—	—	929,087	—	—	—	—	—	—	—
QRTEA	03/05/2018	(7)	—	—	—	—	13,011	—	—	—	—	358,583
LVNTA	03/05/2018	(7)	—	—	—	—	3,114	—	—	—	—	166,942
(1)
Our 2018 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2018 performance-based bonus program. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2018 in the column entitled Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” above.

(2)
With respect to Messrs. Maffei, Baer, Carleton and Rosenthaler, represents the maximum amount that would have been payable to each named executive officer assuming (x) the Bonus Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant’s maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant’s maximum bonus amount attributable to corporate performance of our company was attained. For more information on this performance bonus program, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—2018 Performance-based Bonuses—Liberty Awards—Overview.” With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the 2018 Adjusted OIBDA target of $2,364 million was achieved and (y) Mr. George’s individual performance warranted the maximum additional increase of his bonus determined based on Adjusted OIBDA growth. For more information on this performance bonus program, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—2018 Performance-based Bonuses—QVC Bonus Award.”

46 | QURATE RETAIL, INC. 2019 Proxy Statement

(3)
The terms of each of the 2018 Maffei RSUs, the 2018 Chief RSUs and the 2018 George RSUs do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. The amounts in the Target column represent the target amount that would have been payable to the award holder assuming (x) maximum achievement of the Maffei RSU Threshold, the Chief Threshold and the George Threshold was attained and (y) our compensation committee determined not to reduce such payout after considering the criteria established by our compensation committee in March 2018. For the actual 2018 Maffei RSUs, 2018 Chief RSUs and 2018 George RSUs that vested, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards” and “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards.”

The terms of the 2018 New CEO Performance RSUs also do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. The amount in the Target column represents the target amount that would have been payable to Mr. George assuming (x) maximum achievement of the performance criteria established by the compensation committee was attained and (y) our compensation committee determines not to reduce such payout after considering such criteria.
(4)
Our compensation committee also set a maximum grant value payout with respect to (i) the 2018 Maffei RSUs - equal to 1.5 times the target number of 2018 Maffei RSUs or $6.935 million of grant value, (ii) the 2018 Chief RSUs - equal to $1.875 million for Mr. Baer and $1.4 million for each of Messrs. Carleton and Rosenthaler of grant value of the 2018 Chief RSUs and (iii) the 2018 George RSUs - equal to 1.5 times the target number of 2018 George RSUs or $6.188 million of grant value. Any payout of an equity award by our company above the target equity award would be in our compensation committee’s sole discretion, would be issued in the first quarter of 2019, and would vest immediately after grant. For more information on the named executive officers’ performance-based RSU awards, see “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards” and “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards.”

(5)
Reflects the date on which our compensation committee established the terms of the 2018 performance-based bonus program, as described under “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—2018 Performance-based Bonuses—Liberty Awards—Overview” and “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—2018 Performance-based Bonuses—QVC Bonus Award.”

(6)
Vested in full on December 31, 2018.

(7)
Reflects the date on which our compensation committee established the terms of the 2018 Maffei RSUs, the 2018 Chief RSUs, the 2018 George RSUs and the 2018 New CEO Performance RSUs, as described under “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards” and “—Compensation Discussion and Analysis—Elements of 2018 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards.”

(8)
Vests 50% on December 15, 2019 and 50% on December 15, 2020.

QURATE RETAIL, INC. 2019 Proxy Statement | 47

Outstanding Equity Awards at Fiscal Year-End
The following table contains information regarding unexercised options and unvested awards of RSUs which were outstanding as of December 31, 2018 and held by the named executive officers.
	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory B. Maffei
Option Awards
QRTEA	5,470,228	—	—	25.74	12/17/2019	—	—	—	—
QRTEA	200,402	—	—	25.74	12/26/2024	—	—	—	—
QRTEB	323,176	323,176(1)	—	29.87	12/24/2021	—	—	—	—
QRTEB	112,436	—	—	29.41	03/31/2022	—	—	—	—
QRTEB	730,273	—	—	25.11	03/29/2023	—	—	—	—
QRTEB	153,806	—	—	23.87	05/11/2024	—	—	—	—
QRTEB	175,281	—	—	27.77	03/05/2025	—	—	—	—
RSU Award
QRTEB	—	—	—	—	—	—	—	123,606(2)	2,283,003
Michael A. George
Option Award
QRTEA	—	1,680,065(3)	—	26.00	12/31/2022	—	—	—	—
QRTEA	—	577,358(4)	—	22.18	08/15/2025	—	—	—	—
RSU Awards
QRTEA	—	—	—	—	—	—	—	150,164(2)	2,931,201
QRTEA	—	—	—	—	—	—	—	182,983(2)	3,571,828
Richard N. Baer
Option Awards
QRTEA	—	386,434(3)	—	27.05	12/31/2023	—	—	—	—
QRTEA	238,109	—	—	25.74	11/08/2022	—	—	—	—
QRTEA	8,179	—	—	25.74	12/26/2024	—	—	—	—
RSU Award
QRTEA	—	—	—	—	—	—	—	17,426(2)	340,156
Mark D. Carleton
Option Awards
QRTEA	112,875	—	—	29.59	03/04/2022	—	—	—	—
QRTEA	—	255,199(3)	—	29.59	03/04/2023	—	—	—	—
QRTEA	59,378	—	—	25.74	03/19/2020	—	—	—	—
QRTEA	2,175	—	—	25.74	12/26/2024	—	—	—	—
RSU Award
QRTEA	—	—	—	—	—	—	—	13,011(2)	253,975
48 | QURATE RETAIL, INC. 2019 Proxy Statement

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert E. Rosenthaler
Option Awards
QRTEA	112,875	—	—	29.59	03/04/2022	—	—	—	—
QRTEA	—	255,199(3)	—	29.59	03/04/2023	—	—	—	—
QRTEA	162,990	—	—	25.74	03/19/2020	—	—	—	—
QRTEA	5,971	—	—	25.74	12/26/2024	—	—	—	—
RSU Award
QRTEA	—	—	—	—	—	—	—	13,011(2)	253,975
(1)
Vests on December 24, 2019.

(2)
Represents the target number of Maffei RSUs that Mr. Maffei could earn and the target number of Chief RSUs that each of Messrs. Baer, Carleton and Rosenthaler could earn based on our performance in 2018, as well as the target number of George RSUs that Mr. George could earn based on QVC’s performance during 2018 and the target number of New CEO Performance RSUs that Mr. George could earn in December 2020 based on the performance of our company and Mr. George.

(3)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(4)
Vests 50% on December 15, 2019 and 50% on December 15, 2020.

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Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of vested options and the vesting of RSUs held by our named executive officers, in each case, during the year ended December 31, 2018.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)(2)	Value realized on vesting ($)(2)
Gregory B. Maffei
QRTEA	—	—	—	—
QRTEB	—	—	115,207	3,073,723
LVNTA	—	—	—	—
LVNTB	—	—	—	—
Michael A. George
QRTEA	—	—	214,174	5,716,304
LVNTA	—	—	—	—
Richard N. Baer
QRTEA	—	—	24,962	666,236
LVNTA	—	—	4,718	246,846
Mark D. Carleton
QRTEA	—	—	18,638	497,448
LVNTA	—	—	4,637	184,271
Albert E. Rosenthaler
QRTEA	—	—	18,638	497,448
LVNTA	—	—	4,637	184,271
(1)
Includes shares withheld in payment of withholding taxes at election of holder.

(2)
On December 21, 2017 (the Grant Date), to effect our 2017 Option Modification Program, our compensation committee approved the acceleration on December 26, 2017 of  (i) each unvested in-the-money option to acquire shares of LVNTA and (ii) each unvested in-the-money option to acquire shares of LVNTB, in each case, held by four of our named executive officers (the Eligible Optionholders). Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, all of his outstanding in-the-money vested and unvested options to acquire QRTEA shares, LVNTA shares and LVNTB shares (the Eligible Options) and with respect to each unvested Eligible Option, the company granted the Eligible Optionholder a number of restricted LVNTA or LVNTB shares (the Restricted Shares) with a vesting schedule identical to that of the unvested Eligible Option so exercised.

The Value column below represents the value related to Messrs. Carleton and Rosenthaler’s awards that were subject to continued vesting requirements as of the Grant Date, but which vested during the twelve months ended December 31, 2018. Such value was realized by the applicable named executive officer in 2017 and therefore included in our proxy statement relating to our 2018 annual meeting of stockholders under “Executive Compensation—Option Exercises and Stock Vested.”
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Mark D. Carleton
QRTEA	—	—
LVNTA	1,115	62,395
Albert E. Rosenthaler
QRTEA	—	—
LVNTA	1,115	62,395
50 | QURATE RETAIL, INC. 2019 Proxy Statement

Nonqualified Deferred Compensation Plans
The following table sets forth certain information regarding the Pension Restoration Plan in which Mr. George participated and the 2006 deferred compensation plan in which Mr. Carleton participated, in each case during the year ended December 31, 2018. During 2018, no other named executive officers participated in the Pension Restoration Plan or the 2006 deferred compensation plan.
Name	Executive contributions in 2018 ($)	Registrant contributions in 2018 ($)	Aggregate earnings in 2018 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/18 ($)
Mark D. Carleton(1)	—	—	7,963	—	93,507(2)
Michael A. George	—	—	978	—	16,629
(1)
As described above in “—Executive Compensation Arrangements—2006 Deferred Compensation Plan,” Mr. Carleton was permitted a one-time deferral election under the 2006 deferred compensation plan in 2011 with respect to $50,002, which represented 50% of a portion of Mr. Carleton’s 2011 performance-based bonus that was allocable to and paid by our company (the 2011 deferral). Although such amount was transferred to Liberty Media’s predecessor upon its assumption of the plan and obligations thereunder in 2011 (and later by Liberty Media in January 2013), Qurate Retail will be responsible for the payment of the 2011 deferral and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. Mr. Carleton has not received any payments with respect to his 2011 deferral election, and at December 31, 2018, the outstanding balance was $93,507. In 2018, the amount of interest with respect to Mr. Carleton’s 2011 deferral for which Qurate Retail is responsible was $7,963. Of this amount, $5,262 was reported in the “Summary Compensation Table” as above-market earnings that were credited to Mr. Carleton’s deferred compensation account during 2018.

(2)
In our 2018 proxy statement, we reported above-market earnings of  $5,318 that were credited as interest to Mr. Carleton’s deferred compensation accounts during 2017.

Potential Payments Upon Termination or Change-in-Control
The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2018, which was the last business day of our last completed fiscal year. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.
The amounts provided in the tables are based on the closing market prices on December 31, 2018 for our QRTEA common stock and QRTEB common stock, which were $19.52 and $18.47, respectively. Because the exercise price of each of the named executive officers’ option awards, including Mr. Maffei’s Term Options, was more than the closing market price of QRTEA and QRTEB shares on December 31, 2018, these option awards have been excluded from the table below. The value of the RSUs shown in the table is based on the applicable closing market price and the number of RSUs unvested.
Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei, Baer and George is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See “—Executive Compensation Arrangements” above and “—Termination Without Cause or for Good Reason” below.
As described above in “—Executive Compensation Arrangements—2006 Deferred Compensation Plan,” Mr. Carleton had deferred a portion of his 2011 performance-based bonus under the 2006 deferred compensation plan, a portion of which is allocable to and paid by our company in accordance with his deferral election. Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to Mr. Carleton upon a separation from service. However, Mr. Carleton was permitted to file at the time of the deferral an election to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a voluntary termination, termination for cause, a termination without cause or for good reason and a termination due to death or disability. For purposes of the tabular presentation below, we have assumed that Mr. Carleton has elected to receive a payout of all deferred compensation upon his separation from service, including interest. In addition, the 2006 deferred compensation plan provides Liberty Media’s compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).
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The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under “—Executive Compensation Arrangements,” which are incorporated by reference herein):
Voluntary Termination
Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date. Mr. Maffei also has certain acceleration rights upon a voluntary termination without good reason pursuant to the award agreement relating to the Term Options that were granted in connection with the approval of his current compensation arrangement. Also, if Mr. Maffei voluntarily terminated his employment as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. Mr. Baer would have forfeited his 2016 Term Options and his 2018 Chief RSUs if he had voluntarily terminated his employment as of December 31, 2018. Mr. George would have forfeited all rights to his unvested 2018 George RSUs, his 2015 Term Options, his unvested New CEO Term Options and his New CEO Performance RSUs, in each case upon a voluntary termination without good reason as of December 31, 2018 (the impact on such awards of a voluntary termination with good reason is described below). Each of Messrs. Maffei, Baer and George would have been entitled to certain other benefits upon a voluntary termination of his employment with our company as of December 31, 2018 for good reason. See “—Executive Compensation Arrangements—Gregory B. Maffei,” “—Executive Compensation Arrangements—Michael A. George” and “—Executive Compensation Arrangements—Richard N. Baer” above. Mr. Carleton and Mr. Rosenthaler are not entitled to any severance payments or other benefits upon a voluntary termination of his employment. The foregoing discussion assumes that the named executive officers voluntarily terminated his respective employment without good reason. See “—Termination Without Cause or for Good Reason” below for a discussion of potential payments and benefits upon a named executive officer’s voluntary termination of his employment for good reason.
Termination for Cause
All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested RSUs under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George in the case of equity grants constituting vested options or similar rights) who is terminated for “cause.” However, if Mr. Maffei’s employment was terminated for cause as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define “cause” as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), “cause” means a felony conviction for fraud, misappropriation or embezzlement. Each of Mr. Maffei and Mr. George has certain rights to exercise vested options or similar rights following a termination for cause under his employment agreement, as cause is defined in such employment agreement. See “—Executive Compensation Arrangements” above.
Termination Without Cause or for Good Reason
As of December 31, 2018, Mr. Maffei’s unvested equity awards consisted of the Term Options (as modified or replaced pursuant to the Option Modification Program) and the 2018 Annual Awards. The Term Options are subject to partial acceleration upon a termination of his employment without cause or for good reason. If Mr. Maffei’s employment was terminated without cause or he terminated it for good reason as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. See “—Executive Compensation Arrangements—Gregory B. Maffei” above.
As of December 31, 2018, Mr. George’s unvested equity awards consisted of his 2015 Term Options, his 2018 George RSUs, his New CEO Term Options and New CEO Performance RSUs. The 2015 Term Options are subject to acceleration upon a termination of his employment without cause or for good reason. If Mr. George had been terminated without cause or for good reason as of December 31, 2018, his 2018 George RSUs would have stayed
52 | QURATE RETAIL, INC. 2019 Proxy Statement

outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of 2018 George RSUs that would have been earned and vested had he remained employed through December 31, 2018. A pro rata portion of such number of 2018 George RSUs (based on the number of days Mr. George was employed during calendar year 2018) would then have vested on the date action was taken by the compensation committee. If Mr. George had been terminated without cause or he terminated his employment for good reason as of December 31, 2018, a pro rata portion of each tranche of the New CEO Term Options would have vested based on the number of days Mr. George was employed during the vesting period for each tranche. Mr. George would have forfeited his New CEO Performance RSUs upon a termination without cause or for good reason as of December 31, 2018. See “—Executive Compensation Arrangements—Michael A. George” above including for a description of the conditions to his receipt of such benefits.
As of December 31, 2018, Mr. Baer’s unvested equity awards consisted of his 2016 Term Options (as modified or replaced pursuant to the Option Modification Program) and his 2018 Chief RSUs. Subject to his execution of a severance agreement and release in favor of our company, Mr. Baer would have vested in 75% of the original number of his 2016 Term Options (less any options that have previously vested) if his employment had been terminated without cause or for good reason as of December 31, 2018, and his 2018 Chief RSUs would have stayed outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of Mr. Baer’s 2018 Chief RSUs that would have been earned and vested had he remained employed through December 31, 2018. See “—Executive Compensation Arrangements—Richard N. Baer” above.
Each of Messrs. Maffei, Baer and George is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. See “—Executive Compensation Arrangements—Gregory B. Maffei,” “—Executive Compensation Arrangements—Richard N. Baer” and “—Executive Compensation Arrangements—Michael A. George” above including for a description of the conditions to Mr. Baer’s and Mr. George’s receipt of such payments and other benefits.
As of December 31, 2018, Mr. Carleton’s and Mr. Rosenthaler’s only unvested equity awards were the multi-year stock option awards originally granted to them on March 4, 2015 (as modified or replaced pursuant to the Option Modification Program) and the 2018 Chief RSUs granted to them on March 5, 2018. The multi-year option awards granted to them on March 4, 2015 provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. The 2018 Chief RSUs held by these officers would have remained outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee if these officers had been terminated without cause as of December 31, 2018. None of these officers is entitled to any severance pay or other benefits upon a termination without cause.
Death
In the event of death of any of the named executive officers, the existing incentive plans and applicable award agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that if Mr. Maffei’s employment terminated due to death as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company.
No amounts are shown for payments pursuant to life insurance policies, which Liberty Media makes available to all of its employees, including Messrs. Maffei, Baer, Carleton and Rosenthaler in their capacity as named executive officers of Qurate Retail, and which Qurate Retail makes available to Mr. George.
Disability
If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that if Mr. Maffei’s employment terminated due to disability as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the
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compensation committee. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See “—Executive Compensation Arrangements” above.
No amounts are shown for payments pursuant to short-term and long-term disability policies, which Liberty Media makes available to all of its employees, including Messrs. Maffei, Baer, Carleton and Rosenthaler in their capacity as named executive officers of Qurate Retail, and which Qurate Retail makes available to Mr. George.
Change in Control
In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards held by the named executive officers. A change in control is generally defined as:
•
The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

•
The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

•
Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei’s Term Options may also be subject to acceleration upon a change in control, including of the type described in the last bullet point, pursuant to the terms of his employment agreement. See “—Executive Compensation Arrangements—Gregory B. Maffei” above. For purposes of the tabular presentation below, we have assumed that our named executive officers’ existing unvested equity awards would vest in full in the case of a change in control described in the last bullet.
54 | QURATE RETAIL, INC. 2019 Proxy Statement

Benefits Payable Upon Termination or Change-in-Control
Name	Voluntary Termination Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)	After a Change in Control ($)
Gregory B. Maffei
Severance	11,750,000(1)	—	30,918,283(2)	30,918,283(2)	30,918,283(2)	—
Options	—(3)	—(3)	—(4)	—(5)	—(5)	—(5)
RSUs	2,283,003(3)	2,283,003(3)	2,283,003(4)	2,283,003(5)	2,283,003(5)	2,283,003(5)
Perquisites(6)	—	—	53,329	—	53,329	—
Total	14,033,003	2,283,003	33,254,615	33,201,286	33,254,615	2,283,003
Richard N. Baer
Severance(7)	—	—	1,050,000	570,000	570,000	—
Options	—(3)	—(3)	—(8)	—(5)	—(5)	—(5)
RSUs	—(3)	—(3)	340,156(8)	340,156(5)	340,156(5)	340,156(5)
Total	—	—	1,390,156	910,156	910,156	340,156
Mark D. Carleton
Deferred Compensation(9)	93,507(10)	93,507(10)	93,507(10)	93,507(10)	93,507(10)	93,507(11)
Options	—(3)	—(3)	—(8)	—(5)	—(5)	—(5)
RSUs	—(3)	—(3)	253,975(8)	253,975(5)	253,975(5)	253,975(5)
Total	93,507	93,507	347,482	347,482	347,482	347,482
Michael A. George
Severance(12)	—	—	1,500,000	—	—	1,500,000
Base Compensation Continuing Payment(13)	—	—	1,250,000	1,250,000	1,250,000	1,250,000
Pension Restoration Plan Payout(14)	16,629	16,629	16,629	16,629	16,629	16,629
Options	—(3)	—(3)	—(8)	—(5)	—(5)	—(5)
RSUs	—(3)	—(3)	2,931,201(8)	6,503,029(5)	6,503,029(5)	6,503,029(5)
Total	16,629	16,629	5,697,830	7,769,658	7,769,658	9,269,658
Albert E. Rosenthaler
Options	—(3)	—(3)	—(8)	—(5)	—(5)	—(5)
RSUs	—(3)	—(3)	253,975(8)	253,975(5)	253,975(5)	253,975(5)
Total	—	—	253,975	253,975	253,975	253,975

(1)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the Maffei Employment Agreement) as of December 31, 2018, he would have been entitled to receive in a lump sum the Pro-Rated Amount of  $11,750,000, with up to 25% of such amount payable in shares of QRTEB. See “—Executive Compensation Arrangements—Gregory B. Maffei” above.

(2)
If Mr. Maffei’s employment had been terminated by Qurate Retail without cause or by Mr. Maffei for good reason (as defined in the Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei’s death or disability, as of December 31, 2018, he would have been entitled to receive a payment of 1.5 times his 2018 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro Rated Amount of $11,750,000, and a separate Un-Pro Rated Amount of  $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of QRTEB. See “—Executive Compensation Arrangements—Gregory B. Maffei” above.

(3)
Mr. Maffei’s Term Options and other option awards held by the named executive officers have been excluded because the exercise price of each of these options was more than the closing market price of QRTEA and QRTEB shares on December 31, 2018. If Mr. Maffei’s employment had been terminated without good reason or for cause as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. If Mr. Baer’s employment had been terminated without good reason or for cause as of December 31, 2018, he would have forfeited the 2016 Term Options and his Chief RSUs. If Mr. George’s employment with QVC had been terminated for cause or by Mr. George without good reason as of December 31, 2018, he would have forfeited the unvested 2015 Term Options, his 2018 George RSUs, his unvested New CEO Options and New CEO Performance RSUs. Each of Messrs. Carleton and Rosenthaler would have forfeited his Chief RSUs if his employment had been terminated without good

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reason or for cause as of December 31, 2018. For more information, see the “Outstanding Equity Awards at Fiscal Year-End” table, “—Executive Compensation Arrangements—Gregory B. Maffei,” “—Executive Compensation Arrangements—Michael A. George” and “—Executive Compensation Arrangements—Richard N. Baer” above.
(4)
Mr. Maffei’s Term Options and other option awards have been excluded because the exercise price of each of these options was more than the closing market price of QRTEA and QRTEB shares on December 31, 2018. If Mr. Maffei’s employment had been terminated without cause or for good reason as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. See “—Executive Compensation Arrangements—Gregory B. Maffei” above and the “Outstanding Equity Awards at Fiscal Year-End” table above.

(5)
Based on (i) the number of unvested 2018 Annual RSUs held by Mr. Maffei, (ii) the number of unvested Chief RSUs held by Messrs. Baer, Carleton and Rosenthaler and (iii) the number of unvested 2018 George RSUs and New CEO Performance RSUs held by Mr. George. The named executive officers’ options, including Mr. Maffei’s Term Options, have been excluded because the exercise price of each of these options was more than the closing market price of QRTEA and QRTEB shares on December 31, 2018. If Mr. Maffei’s employment terminated due to death or disability as of December 31, 2018, his 2018 Annual RSUs would remain outstanding until any performance criteria had been determined to have been met or not and would vest to the extent determined by the compensation committee. Upon a change in control, we have assumed for purposes of the tabular presentation above that Mr. Maffei’s 2018 Annual RSUs and the other named executive officers’ Chief RSUs would vest in full. For more information, see the “Outstanding Equity Awards at Fiscal Year-End” table above.

(6)
If Mr. Maffei’s employment had been terminated at our company’s election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 31, 2018, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Based on an hourly average of the incremental cost of use of the corporate aircraft, perquisite amount of  $53,329 represents the maximum potential incremental cost attributable to our company for Mr. Maffei’s use of the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. The remainder of such perquisite expense that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(7)
If Mr. Baer’s employment had been terminated by Qurate Retail without cause or by Mr. Baer for good reason (as defined in his 2016 Employment Agreement), as of December 31, 2018, he would have been entitled to receive a $3.5 million lump sum payment. If Mr. Baer’s employment had been terminated due to his disability or death, as of December 31, 2018, he or his estate would have been entitled to receive a lump sum payment of  $1.9 million. See “—Executive Compensation Arrangements—Richard N. Baer” above. The 70% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(8)
Based on (i) the number of unvested Chief RSUs held by Mr. Baer, Carleton and Rosenthaler and (ii) the number of unvested 2018 George RSUs held by Mr. George at December 31, 2018. Messrs. Baer, Carleton, Rosenthaler and George’s options have been excluded because the exercise price of each of these options was more than the closing market price of QRTEA shares on December 31, 2018. Mr. George would have forfeited his New CEO Performance RSUs if his employment had been terminated by the company without cause or by him for good reason as of December 31, 2018. See “—Executive Compensation Arrangements—Richard N. Baer,” “—Executive Compensation Arrangements—Michael A. George,” the “Outstanding Equity Awards at Fiscal Year-End” table and “—Termination Without Cause or for Good Reason” above.

(9)
Represents deferred compensation payable to Mr. Carleton based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Qurate Retail. See “—Executive Compensation Arrangements—2006 Deferred Compensation Plan” and “—Nonqualified Deferred Compensation Plans” above for more information.

(10)
Under the 2006 deferred compensation plan, we do not and Liberty Media does not have an acceleration right to pay out account balances to Mr. Carleton upon this type of termination. However, Mr. Carleton had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under these circumstances. For purposes of the tabular presentation above, we have assumed that Mr. Carleton has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(11)
The 2006 deferred compensation plan provides Liberty Media’s compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

(12)
If Mr. George’s employment had been terminated at QVC’s election without cause or by Mr. George for good reason (as defined in the George Employment Agreement) (whether before or within a specified period following a change in control), as of December 31, 2018, he would have been entitled to receive a lump sum payment of  $1,500,000. See “—Executive Compensation Arrangements—Michael A. George” above.

(13)
If Mr. George’s employment had been terminated at QVC’s election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(14)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant’s account on the first day of the month following such separation, in this case, January 1, 2019.

56 | QURATE RETAIL, INC. 2019 Proxy Statement

DIRECTOR COMPENSATION
Nonemployee Directors
Director Fees. Each of our directors who is not an employee of our company is paid an annual fee for 2019 of $222,500 (which, in 2018, was $218,000) (which we refer to as the director fee), of which $106,000 ($104,000 in 2018) is payable in cash and the balance is payable in RSUs or options to purchase shares of QRTEA. For service on our board in 2019 and 2018, each director was permitted to elect to receive $116,500 and $114,000, respectively, of his or her director fee in RSUs or options to purchase QRTEA shares. The awards issued to our directors with respect to their service on our board in 2019 were issued in December 2018. See “—Director RSU Grants” and “—Director Option Grants” below for information on the incentive awards granted in 2018 to the nonemployee directors.
Fees for service on our audit committee, compensation committee and nominating and corporate governance committee are the same for 2018 and 2019, with each member thereof receiving an additional annual fee of $30,000, $10,000 and $10,000, respectively, for his or her participation on each such committee, except that the chairman of each such committee instead receives an additional annual fee of  $40,000, $20,000 and $20,000, respectively, for his or her participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.
Charitable Contributions. If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.
Equity Incentive Plans. Awards granted to our nonemployee directors under the 2016 incentive plan are administered by our board of directors or our compensation committee. Our board of directors has full power and authority to grant nonemployee directors the awards described below and to determine the terms and conditions under which any awards are made. The 2016 incentive plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the 2016 incentive plan.
The maximum number of shares of our common stock with respect to which awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the respective plans. Under the 2016 incentive plan, no nonemployee director may be granted during any calendar year awards having a value determined on the date of grant in excess of  $3 million. Shares of our common stock issuable pursuant to awards made under the 2016 incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.
Director RSU Grants. Pursuant to our director compensation policy described above and the 2016 incentive plan, we granted the following RSU awards in December 2018:
Name	# of QRTEA RSUs
Fiona P. Dias	4,914
Evan D. Malone	4,914
David E. Rapley	2,457
Mark C. Vadon	4,914
The RSUs granted in December 2018 will vest on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability and, unless our board of directors determines otherwise, will be forfeited if the grantee resigns or is removed from the board before the vesting date.
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Director Option Grants. Pursuant to our director compensation policy described above and the 2016 incentive plan, we granted the following stock option awards in December 2018 with respect to service on our board in 2019:
Name	# of QRTEA Options	Exercise Price ($)
Richard N. Barton	15,820	22.24
M. Ian G. Gilchrist	15,820	22.24
David E. Rapley	7,910	22.24
Larry E. Romrell	15,820	22.24
Andrea L. Wong	15,820	22.24
The options granted in December 2018 will become exercisable on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board of directors determines otherwise, will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.
Stock Ownership Guidelines. In March 2016, our board of directors adopted stock ownership guidelines that require each nonemployee director to own shares of our company’s stock equal to at least three times the value of their annual cash retainer fees. Nonemployee directors will have five years from the later of  (i) the effective date of the guidelines and (ii) the director’s initial appointment to our board to comply with these guidelines.
Director Deferred Compensation Plan. Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Qurate Retail, Inc. Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director’s election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director’s election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. Compensation deferred under the director deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the director deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate our company’s general cost of 10-year debt. For 2016, 2017 and 2018, the rate was 6.25%, 6.5% and 6.25%, respectively.
John C. Malone
Mr. Malone’s employment agreement (as amended) and his deferred compensation arrangements with us, as described below, were assumed by Liberty Media’s predecessor and later Liberty Media. The term of Mr. Malone’s employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of  $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the “Director Compensation Table” below reflects the portion of the aggregate incremental cost of Mr. Malone’s personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $70,712 for use of the aircraft by our company and Liberty Media during the year ended December 31, 2018. A portion of the costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement.
58 | QURATE RETAIL, INC. 2019 Proxy Statement

DIRECTOR COMPENSATION
In December 2008, the compensation committee determined to modify Mr. Malone’s employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. Following certain termination events, Mr. Malone (or, in the event of Mr. Malone’s death, his beneficiaries) would be entitled to receive the remaining payments under these arrangements, subject to certain conditions. In 2011 and 2013, Liberty Media’s predecessor and Liberty Media, respectively, assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.
Under the terms of Mr. Malone’s employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or “cause”), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of  $3,900 per annum, the lump sum severance payment). As described above, Liberty Media assumed Mr. Malone’s employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.
Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All other compensation ($)(5)	Total ($)
John C. Malone	—	—	—	—	262,000(6)(7)(8)	262,000
Richard N. Barton	114,000	—	115,664	—	5,000(9)	234,664
Fiona P. Dias	104,000	109,287	—	—	1,000(9)	214,287
M. Ian G. Gilchrist	144,000	—	115,664	—	2,500(9)	262,164
Evan D. Malone	104,000	109,287	—	—	—	213,287
David E. Rapley	154,000(4)	54,644	57,832	30,186	—	296,662
M. LaVoy Robison(10)	105,000(4)	—	—	12,343	—	117,343
Larry E. Romrell	154,000	—	115,664	—	—	269,664
Mark C. Vadon	124,000(4)	109,287	—	1,488	—	234,775
Andrea L. Wong	114,000(4)	—	115,664	20,499	1,000(9)	251,163
(1)
Gregory B. Maffei and Michael A. George, who are directors of our company and named executive officers, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2018. However, we are allocated a portion of the compensation paid to Mr. Malone by Liberty Media. See footnotes (5), (6) and (7) below.

QURATE RETAIL, INC. 2019 Proxy Statement | 59

(2)
As of December 31, 2018, our directors (other than Messrs. Maffei and George, whose equity awards are listed in “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” above) held the following equity awards:

	John C. Malone	Richard N. Barton	Fiona P. Dias	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Mark C. Vadon	Andrea L. Wong
Options (#)
QRTEA	—	40,108	—	33,847	—	24,385	52,611	48,769	216,186	15,820
RSUs (#)
QRTEA	—	—	13,959	—	4,914	2,457	—	—	4,914	—
(3)
The aggregate grant date fair value of the stock options and RSU awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 12 to our consolidated financial statements for the year ended December 31, 2018 (which are included in the 2018 Form 10-K).

(4)
Includes 2018 compensation that was earned but not paid in cash because it was deferred under the director deferred compensation plan. Amounts deferred are reflected below:

Name	2018 Deferred Compensation ($)	2018 Above Market Earnings on Accrued Interest ($)	2017 Above Market Earnings on Accrued Interest ($)
David E. Rapley	154,000	30,186	27,992
M. LaVoy Robison	33,500	12,343	11,481
Mark C. Vadon	124,000	1,488	—
Andrea L. Wong	114,000	20,499	18,096
(5)
Liberty Media makes available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(6)
Includes the amount of Mr. Malone’s base salary of  $975 and the following amounts, in each case, which were allocated to our company under the services agreement:

Amounts ($)
Reimbursement for personal accounting services	15,000
Compensation related to personal use of corporate aircraft(a)	22,420
Tax payments made on behalf of Mr. Malone	214,199
(a)
Calculated based on aggregate incremental cost of such usage to our company.

Also includes miscellaneous personal expenses, such as courier charges.
Liberty Media owns an apartment in New York City which is primarily used for business purposes. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.
(7)
Also includes $6,875 in matching contributions allocated to our company with respect to the Liberty Media 401(k) Savings Plan.

(8)
Also includes $1,545 in life insurance premiums allocated to our company for the benefit of Mr. Malone.

(9)
Includes charitable contributions made on behalf of Mr. Barton, Ms. Dias, Mr. Gilchrist and Ms. Wong pursuant to our political action committee matching contribution program.

Name	Amount ($)
Richard N. Barton	5,000
Fiona P. Dias	1,000
M. Ian G. Gilchrist	2,500
Andrea L. Wong	1,000
(10)
Retired from the board on May 23, 2018.

60 | QURATE RETAIL, INC. 2019 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2018, with respect to shares of our common stock authorized for issuance under our equity compensation plans.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:
Qurate Retail, Inc. 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(1)
QRTEA	282,752	$15.58
QRTEB	—	—
Qurate Retail, Inc. 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(2)
QRTEA	3,185,886	$21.00
QRTEB	646,352	$29.87
Qurate Retail, Inc. 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), as amended			—(3)
QRTEA	50,591	$24.83
QRTEB	—	—
Qurate Retail, Inc. 2012 Incentive Plan (As Amended and Restated as of March 31, 2015), as amended			—(4)
QRTEA	7,758,697	$27.28
QRTEB	842,709	$25.68
Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended			19,660,408(5)
QRTEA	13,006,900	$25.56
QRTEB	329,087	$25.95
Equity compensation plans not approved by security holders: None(6)
Total
QRTEA	24,284,826
QRTEB	1,818,148		19,660,408

(1)
The Qurate Retail, Inc. 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on June 30, 2012 and, as a result, no further grants are permitted under this plan.

(2)
The Qurate Retail, Inc. 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on February 23, 2015 and, as a result, no further grants are permitted under this plan.

(3)
The Qurate Retail, Inc. 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), as amended, expired on September 7, 2016 and, as a result, no further grants are permitted under this plan.

(4)
The Qurate Retail, Inc. 2012 Incentive Plan (As Amended and Restated as of March 31, 2015), as amended, expired on November 26, 2017 and, as a result, no further grants are permitted under this plan.

(5)
The Qurate Retail, Inc. 2016 Omnibus Incentive Plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(6)
On October 1, 2015, in connection with our acquisition of zulily, we assumed each outstanding award issued pursuant to the zulily, inc. 2009 Equity Incentive Plan and the zulily, inc. 2013 Equity Plan (together, the zulily Plans and such awards collectively, the Assumed zulily Awards). The Assumed zulily Awards were converted into a corresponding award with respect to shares of QRTEA. We do not intend to issue any new grants under the zulily Plans in the future. As of December 31, 2018, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the zulily, inc. 2009 Equity Incentive Plan was 2,697,095 QRTEA shares, which have a weighted average exercise price of  $12.67. With respect to the zulily, inc. 2013 Equity Plan, the number of securities to be issued upon exercise of outstanding options, warrants and rights was 379,101 QRTEA shares, which have a weighted average exercise price of  $39.15.

QURATE RETAIL, INC. 2019 Proxy Statement | 61

On December 29, 2017, in connection with our acquisition of HSN, Inc., we assumed each outstanding award issued pursuant to the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan and the HSN, Inc. 2017 Omnibus Incentive Plan (together, the HSN Plans and such awards collectively, the Assumed HSN Awards). The Assumed HSN Awards were converted into a corresponding award with respect to shares of QRTEA. We do not intend to issue any new grants under the HSN Plans in the future. As of December 31, 2018, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan was 1,077,149 QRTEA shares, which have a weighted average exercise price of  $28.11.
62 | QURATE RETAIL, INC. 2019 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.
STOCKHOLDER PROPOSALS
This proxy statement relates to our annual meeting of stockholders for the calendar year 2019 which will take place on May 30, 2019. Based solely on the date of our 2019 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 31, 2019 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2020 (the 2020 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than February 28, 2020 and not later than March 31, 2020 to be considered for presentation at the 2020 annual meeting. We currently anticipate that the 2020 annual meeting will be held during the second quarter of 2020. If the 2020 annual meeting takes place more than 30 days before or 30 days after May 30, 2020 (the anniversary of the 2019 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2020 annual meeting is communicated to stockholders or public disclosure of the date of the 2020 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2020 annual meeting.
All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.qurateretail.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of the 2018 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (866) 876-0461, and we will provide you with the 2018 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).
QURATE RETAIL, INC. 2019 Proxy Statement | 63

qurate
RETAIL, INC.

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O QURATE RETAIL, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 29, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2019 for shares held in the Liberty Media 401(k) Savings Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 29, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2019 for shares held in the Liberty Media 401(k) Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77882-P19863 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QURATE RETAIL, INC.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) John C. Malone
02) M. Ian G. Gilchrist
03) Mark C. Vadon
04) Andrea L. Wong

The Board of Directors recommends a vote FOR Proposal 2.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

E77883-P19863

QURATE RETAIL, INC.
Annual Meeting of Stockholders
May 30, 2019, 8:15 a.m. local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Richard N. Baer and Mark D. Carleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A common stock and/or Series B common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:15 a.m., local time, on May 30, 2019, at the corporate offices of Qurate Retail, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE